                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-113222

This prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, but they are not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  Subject to Completion. Dated August 4, 2004.

      Preliminary Prospectus Supplement to Prospectus dated May 11, 2004.

                               25,000,000 Shares

                             [SCHERING-PLOUGH LOGO]
                          SCHERING-PLOUGH CORPORATION
                        % Mandatory Convertible Preferred Stock
                             ---------------------
     We are offering 25,000,000 shares of our     % mandatory convertible
preferred stock by this prospectus supplement and the accompanying prospectus.

     We will pay annual dividends on each share of our mandatory convertible
preferred stock in the amount of $    . Dividends will be accrued and cumulated
from the date of issuance and, to the extent that we are legally permitted to pay dividends and our board of directors, or an authorized committee of our board of directors, declares a dividend payable, we will pay dividends in cash on March 15, June 15, September 15 and December 15 of each year prior to September 14, 2007, or the following business day if the 15th is not a business day, and on September 14, 2007. The first dividend payment will be made on
December 15, 2004 in the amount of $         per share of our mandatory
convertible preferred stock, which reflects the time period from the date of issuance to December 14, 2004.

     Each share of our mandatory convertible preferred stock has a liquidation preference of $50.00, plus accrued, cumulated and unpaid dividends. Each share of our mandatory convertible preferred stock will automatically convert on
September 14, 2007, into between          and          common shares, subject to
anti-dilution adjustments, depending on the average closing price per share of our common shares over the 20 trading day period ending on the third trading day prior to such date. At any time prior to September 14, 2007, holders may elect to convert each share of our mandatory convertible preferred stock into common shares, subject to anti-dilution adjustments. If the closing
price per share of our common shares exceeds $         for at least 20 trading
days within a period of 30 consecutive trading days, we may elect, subject to certain limitations, to cause the conversion of all, but not less than all, of the shares of mandatory convertible preferred stock then outstanding at the
conversion rate of          common shares per share of our mandatory convertible
preferred stock, provided that at the time of such conversion we are then legally permitted to and do pay an amount equal to any accrued, cumulated and unpaid dividends (other than dividends payable to previous record holders) plus the present value of all remaining future dividend payments at that time.

     Prior to this offering, there has been no public market for our mandatory convertible preferred stock. Our mandatory convertible preferred stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol "SGP PrM". Our common shares are listed on the New York Stock Exchange under the symbol "SGP". The last reported sale price of our common shares on August 3, 2004 was $19.16 per share.

     See "Risk Factors," on page S-11 of this prospectus supplement and on page 5 of the accompanying prospectus to read about factors you should consider before buying shares of our mandatory convertible preferred stock.
                             ---------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                                                              Per Share     Total
                                                              ---------     -----
Initial price to the public.................................   $          $
Underwriting discount.......................................   $          $
Proceeds, before expenses, to Schering-Plough...............   $          $

     To the extent the underwriters sell more than 25,000,000 shares of our mandatory convertible preferred stock, the underwriters have the option to purchase up to 3,750,000 additional shares of our mandatory convertible preferred stock from us at the initial price to the public less the underwriting discount.
                             ---------------------
     The underwriters expect to deliver our mandatory convertible preferred stock as set forth in "Underwriting" against payment in New York, New York on or
about August    , 2004.

                          Joint Book-Running Managers
GOLDMAN, SACHS & CO.           BANC OF AMERICA SECURITIES LLC          CITIGROUP
                             ---------------------
                              Joint Lead Managers
CREDIT SUISSE FIRST BOSTON                                        MORGAN STANLEY
                             ---------------------
                                  Co-Managers
BNP PARIBAS
              BNY CAPITAL MARKETS, INC.
                            ING FINANCIAL MARKETS
                                        MELLON FINANCIAL MARKETS, LLC
                                                THE WILLIAMS CAPITAL GROUP, L.P.
                             ---------------------
                 Prospectus Supplement dated August    , 2004.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

                             ----------------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                              PAGE
                                                              ----
About This Prospectus Supplement............................   S-i
Forward-Looking Statements..................................   S-i
Summary.....................................................   S-1
Ratio of Earnings to Fixed Charges..........................  S-10
Risk Factors................................................  S-11
Use of Proceeds.............................................  S-21
Capitalization..............................................  S-22
Price Range of Common Shares and Dividends Declared.........  S-23
Description of Mandatory Convertible Preferred Stock........  S-24
Certain United States Federal Income Tax Consequences.......  S-40
Underwriting................................................  S-45
Legal Matters...............................................  S-49
Experts.....................................................  S-49
Where You Can Find More Information.........................  S-50

                            Prospectus
About This Prospectus.......................................     2
Where You Can Find More Information.........................     4
Forward-Looking Statements..................................     5
Risk Factors................................................     5
The Company.................................................     6
Ratio of Earnings to Fixed Charges..........................     7
Use of Proceeds.............................................     7
Description of Debt Securities..............................     7
Description of Capital Stock................................    15
Description of Depositary Shares............................    22
Description of Warrants.....................................    25
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................    26
Plan of Distribution........................................    27
Validity of Securities......................................    29
Experts.....................................................    29

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading "Where You Can Find More Information."

     If the information contained in this prospectus supplement varies from that contained in the accompanying prospectus, you should rely on the information in this prospectus supplement.

     You should rely only on the information provided in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front covers of those documents.

                             ---------------------

     Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "Schering-Plough Corporation," "Schering-Plough," "the company," "we," "us," and "our" or similar terms are to Schering-Plough Corporation and its consolidated subsidiaries (including, where applicable, its predecessors), unless, in each case, the context clearly indicates otherwise.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and other written reports and oral statements we make from time to time may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations or forecasts of future events. They use words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "project," "intend," "plan," "potential," "will," and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts.

     In particular, forward-looking statements include statements relating to future actions, ability to access the capital markets, prospective products, the status of product approvals, future performance or results of current and anticipated products, sales efforts, development programs, expenses and programs to reduce expenses, the cost of and savings from reductions in work force, the outcome of contingencies such as litigation and investigations, growth strategy and financial results.

     Any or all of our forward-looking statements here or in other publications may turn out to be wrong. Our actual results may vary materially from those anticipated in such forward-looking statements as a result of several factors, some of which are more fully described in the "Risk Factors" section beginning on page S-11 of this prospectus supplement, page 5 of the accompanying prospectus and in our reports to the Securities and Exchange Commission incorporated by reference into this prospectus supplement and the accompanying prospectus, and there are no guarantees about our financial and operational performance or the performance of our capital stock. We do not assume the obligation to update any forward-looking statement for any reason.

                                    SUMMARY

     This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before buying shares of our mandatory convertible preferred stock. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the sections titled "Risk Factors" beginning on page S-11 of this prospectus supplement, and on page 5 of the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

                          SCHERING-PLOUGH CORPORATION

OVERVIEW

     We are a worldwide, research-based pharmaceutical company committed to discovering, developing, manufacturing and marketing new therapies and treatments to enhance human health.

     We market products in three reportable segments, Prescription Pharmaceuticals, Consumer Health Care and Animal Health, but we operate primarily in the prescription pharmaceutical marketplace. The Prescription Pharmaceuticals segment discovers, develops, manufactures and markets human ethical pharmaceutical products, while the Consumer Health Care segment develops, manufactures and markets over-the-counter (OTC), foot care and sun care products primarily in the United States and the Animal Health segment discovers, develops, manufactures and markets animal health products.

     Our research activities are primarily aimed at discovering and developing new and enhanced prescription products of medical and commercial significance. Our research activities are concentrated in the therapeutic areas of allergic and inflammatory disorders, infectious diseases, oncology, cardiovascular diseases, and central nervous system disorders. We also have substantial efforts directed toward biotechnology, gene therapy and immunology. Research activities include both internal research efforts and research collaborations with various partners.

     We have subsidiaries in more than 40 countries outside the United States. Sales outside the United States comprised 57%, 43% and 39% of consolidated net sales in 2003, 2002 and 2001, respectively representing $4,775 million, $4,419 million and $3,789 million of consolidated net sales. No single foreign country, except for France, Japan and Italy, accounted for 5% or more of consolidated net sales during the past three years. France accounted for 8%, 6% and 5% of consolidated net sales in 2003, 2002 and 2001, respectively representing $691 million, $613 million and $459 million of consolidated net sales. Japan accounted for 5%, 5% and 3% of consolidated net sales in 2003, 2002 and 2001, respectively representing $414 million, $524 million and $320 million of consolidated net sales. Italy accounted for 5%, 3% and 3% of consolidated net sales in 2003, 2002 and 2001, respectively representing $436 million, $339 million and $266 million of consolidated net sales.

     Our prescription drugs are introduced and made known to physicians, pharmacists, hospitals, managed care organizations and buying groups by trained professional sales representatives, and are sold to hospitals, certain managed care organizations, wholesale distributors and retail pharmacists. Prescription products are also introduced and made known through journal advertising, direct mail advertising, by distributing samples to physicians and through television, radio, internet, print and other advertising media. Our animal health products are generally promoted to veterinarians, distributors and animal producers. In addition, our OTC, foot care, and sun care products are sold through wholesale and retail drug, food chain and mass merchandiser outlets, and are promoted directly to the consumer through television, radio, internet, print and other advertising media.

     Our principal executive offices are located at 2000 Galloping Hill Road, Kenilworth, NJ 07033, and our telephone number is (908) 298-4000. We were incorporated in New Jersey in 1970.

KEY PRODUCTS

     We currently market four products that comprised 10% or more of United States or international sales in 2003:

                                                                                     SALES
                                                                                ($ IN MILLIONS)
                                                                              --------------------
PRODUCT                               INDICATION                              U.S.   INTERNATIONAL
-------                               ----------                              ----   -------------
PEG-Intron..........................  Hepatitis C                             $434       $368
Clarinex............................  Allergic rhinitis                        498        196
OTC Claritin........................  Allergy                                  415         --
Remicade............................  Rheumatoid arthritis/Crohn's
                                      disease/Ankylosing spondylitis            --        540

     We also market other major prescription pharmaceuticals in several major therapeutic areas:

THERAPEUTIC AREA                               PRODUCT
----------------                               -------
Allergy/respiratory..........................  Asmanex, Celestamine, Foradil, Nasonex,
                                               Polaramine and Proventil
Anti-infectives and anticancer...............  Caelyx, Cedax, Ethyol, Eulexin, Garamycin
                                               Temodar, Intron A and Rebetol
Dermatologicals..............................  Diprolene, Diprosone, Elocon, Lotrisone,
                                               Quadriderm and Valisone
Cardiovasculars..............................  Integrilin, K-Dur and Nitro-Dur
Other pharmaceuticals........................  Celestone, Diprospan, Subutex and Temgesic

     In addition to these prescription pharmaceutical products, we and Merck & Co., Inc. (Merck) have agreements to jointly develop and market ZETIA (ezetimibe) as a once-daily monotherapy, and as a co-administration of ZETIA with statins. In addition, we and Merck have agreements to jointly develop and market VYTORIN, which is ezetimibe as a once-daily fixed-combination tablet with simvastatin (ZOCOR), Merck's cholesterol-modifying medicine.

     We also market OTC and animal health products. OTC products include: Clear Away (wart remover); Dr. Scholl's (foot care products); Lotrimin and Tinactin (antifungals); A & D (ointment); Afrin (nasal decongestant); Chlor-trimeton (antihistamine); Coricidin and Drixoral (cold and decongestant products); Correctol (Laxative) and Bain de Soleil, Coppertone and Solarcaine (sun care products). Animal health products include: Cepravin and Nuflr (antimicrobials); Banamine and Zubrin (non-steroidal anti-inflammatories); Ralgro (growth promotant implant) and Otomax (otic product).

                             OUR BUSINESS STRATEGY

     During the past three years, we experienced a confluence of negative events that have strained and continue to strain our financial resources. These negative events have converged almost simultaneously and in large part caused a rapid, sharp and material decline in sales, a material increase in costs and material amounts of actual and potential payments for fines, settlements and penalties. These events have had a severe, negative impact on us. If this situation were to continue unmitigated, it may impair our ability to invest in research at historical levels.

     Throughout this period of time, we have held to our core strategy and continued to invest in scientific research at historical levels. However, this level of investment is not sustainable without a dramatic change in the current financial situation. If cash flow from operations does not increase materially, we would likely consider changing our current business model. Unfortunately, increased sales of existing products and cost reductions alone cannot be expected to increase cash flow from operations sufficiently to offset the negative events. In order to maintain our current business model, we must introduce new products in the near term.

     There are two sources of new products: products acquired through acquisition and licensing arrangements, and products in our late-stage research pipeline. With respect to acquisitions and licensing, there are limited opportunities for critical late-stage products, and these limited opportunities typically require substantial amounts of funding. We compete for these products against companies often with far greater financial resources than us. Due to the present financial situation, it will be challenging for us to acquire or license critical late-stage products.

     With respect to products in our late-stage research pipeline, there is only one product that was recently approved by the Food and Drug Administration
(FDA), which could materially increase cash flow from operations. That product is VYTORIN, the combination of ZETIA, our cholesterol absorption inhibitor, and ZOCOR, Merck's statin medication. The U.S. approval of VYTORIN enables us to expand our position in the approximately $25 billion cholesterol-reduction market, the single largest pharmaceutical market in the world. However, VYTORIN competes against other, well-established cholesterol-management products marketed by companies with financial resources much greater than ours. The financial commitment to compete in this marketplace is shared with Merck; however, profits from VYTORIN are also shared with Merck.

     Due to the need to reinvest, as described in our quarterly report on Form 10-Q for the quarter ended June 30, 2004, our overall cost structure has not declined. Despite the additional investment, the market shares of our existing products have not yet responded in a meaningful way due to the need to realign the sales force to prepare for the launch of VYTORIN. In the first quarter of 2004, we incurred a net loss of $73 million, which included pre-tax special charges of $70 million. In the second quarter of 2004, we incurred a net loss of $65 million, which included a pre-tax research and development charge of $80 million for a product licensing fee as well as pre-tax special charges of $42 million. Second quarter operations were benefited by the seasonal nature of our allergy products. Subsequent quarters in 2004 will not include this benefit. Our ability to generate profits is dependent upon growing sales of existing products, successfully launching VYTORIN and controlling expenses. We cannot give assurance that operations will generate profits in the near term, especially if VYTORIN is not a commercial success.

     Further, if VYTORIN does not provide a material amount of cash flow from operations, we would likely evaluate the need to examine strategic alternatives. With regard to an examination of strategic alternatives, the contracts with Merck for ZETIA and VYTORIN and the contract with Centocor, Inc. for REMICADE (exhibits 10(r) and 10(u), respectively, to our annual report on Form 10-K for the year ended December 31, 2003, as amended by Form 10-K/A) contain provisions dealing with a change of control, as defined in those contracts. These provisions could result in the aforementioned products being acquired by Merck or reverting back to Centocor, Inc., as the case may be.

                              RECENT DEVELOPMENTS

     Pennsylvania Investigation. On July 30, 2004, we, the U.S. Department of Justice and the U.S. Attorney's Office for the Eastern District of Pennsylvania announced the settlement of the previously disclosed investigation by that Office.

     Under the settlement, Schering Sales Corporation, an indirect wholly owned subsidiary of us, will plead guilty to a single federal criminal charge concerning a payment to a managed care customer. As a result, Schering Sales Corporation will be excluded from participating in federal healthcare programs. The settlement will not affect our ability to participate in those programs.

     The aggregate settlement amount is $345.5 million in fines and damages, comprised of a $52.5 million fine to be paid by Schering Sales Corporation, and $293 million in civil damages to paid by us. We will be credited with $53.6 million that was previously paid in additional Medicaid rebates against the civil damages amount, leaving a net settlement amount of $291.9 million. Of that amount, $177.5 million of the total settlement will be paid in 2004, and the remaining portion will be paid by March 4, 2005. Interest will accrue on the unpaid balance at the rate of 4 percent.

     The payments will be funded by cash from operations, borrowings and/or proceeds from this offering. There will be no impact on 2004 full year results related to the Pennsylvania settlement.

     Under the settlement, we also entered into a five year corporate integrity agreement with the Office of the Inspector General of the Department of Health and Human Services, under which we agreed to implement specific measures to promote compliance with regulations on issues such as marketing. Failure to comply can result in financial penalties.

     We cannot predict the impact of this settlement, if any, on other outstanding investigations.

     Details of the initiation and progress of the investigation can be found in our prior 10-K and 10-Q reports beginning with the 10-K for 1999.

     Ratings Downgrade. On July 14, 2004, Moody's lowered our senior unsecured credit rating from "A3" to "Baa1", lowered our senior unsecured shelf registration rating from "(P)A3" to "(P)Baa1", lowered our subordinated shelf registration rating from "(P)Baa1" to "(P)Baa2", lowered our cumulative and non-cumulative preferred stock shelf registration rating from "(P)Baa2" to "(P)Baa3", confirmed our "P-2" commercial paper rating and removed us from the Watchlist. Moody's rating outlook for us is negative. As a result of Moody's lowering of its rating on our senior unsecured notes to "Baa1", the interest payable on each of our long-term senior unsecured notes will increase 25 basis points, respectively, effective December 1, 2004. Therefore, on December 1, 2004, the interest rate payable on our long-term notes due 2013 will increase from 5.3% to 5.55%, and the interest rate payable on our long-term notes due 2033 will increase from 6.5% to 6.75%. This adjustment to the interest rate payable on our long-term senior unsecured notes will increase our interest expense by $6 million annually.

     Our credit ratings could decline further. The impact of such decline could be reduced availability of commercial paper borrowing and would further increase the interest rates on our long-term debt. If this were to occur, we may have to seek short-term financing from other sources at higher interest rates than that of commercial paper, or to repatriate additional funds currently held by foreign affiliates that would incur additional U.S. income tax.

     VYTORIN Approval. On July 23, 2004, the FDA approved VYTORIN, a cholesterol-management product jointly developed by us and Merck, which combines ZETIA, our cholesterol absorption inhibitor, and ZOCOR, Merck's statin mediation. VYTORIN is the first and only product approved to treat the two sources of cholesterol by inhibiting the production of cholesterol in the liver and blocking the absorption of cholesterol in the intestine, including cholesterol from food. The U.S. approval of VYTORIN enables us to expand our position in the approximately $25 billion cholesterol-reduction market, the single largest pharmaceutical market in the world.

                                  THE OFFERING

Issuer:.......................   Schering-Plough Corporation

Securities Offered:...........   25,000,000 shares of      % mandatory
                                 convertible preferred stock, which we refer to in this prospectus supplement as the "mandatory convertible preferred stock."

Initial Offering Price:.......   $          for each share of mandatory
                                 convertible preferred stock.

Option to Purchase Additional
Shares of Mandatory
Convertible Preferred
Stock:........................   To the extent the underwriters sell more than
                                 25,000,000 shares of our mandatory convertible preferred stock, the underwriters have the option to purchase up to 3,750,000 additional shares of our mandatory convertible preferred stock from us at the initial offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus supplement. If the underwriters exercise their option to purchase additional shares of our mandatory convertible preferred stock in full, we will have 28,750,000 shares of our mandatory convertible preferred stock outstanding.

Dividends:....................   $          for each share of our mandatory
                                 convertible preferred stock per year. Dividends
                                 will be accrued and cumulated from the date of
                                 issuance and, to the extent that we are legally
                                 permitted to pay dividends and our board of
                                 directors, or an authorized committee of our
                                 board of directors, declares a dividend
                                 payable, we will pay dividends in cash on each
                                 dividend payment date. The dividend payable on
                                 the first dividend payment date is
                                 $          per share and on each subsequent
                                 dividend payment date will be $          per
                                 share. See "Risk Factors -- Risks Related to the Offering -- New Jersey law may restrict us from paying cash dividends on our mandatory convertible preferred stock."

Dividend Payment Dates:.......   March 15, June 15, September 15 and December 15
                                 of each year (or the following business day if the 15th is not a business day) prior to the mandatory conversion date (as defined below), and on the mandatory conversion date, commencing on December 15, 2004.

Redemption:...................   Our mandatory convertible preferred stock is
                                 not redeemable.

Mandatory Conversion Date:....   September 14, 2007, which we call the
                                 "mandatory conversion date."

Mandatory Conversion:.........   On the mandatory conversion date, each share of
                                 our mandatory convertible preferred stock will automatically convert into common shares, based on the conversion rate as described below.

                                 Holders of our mandatory convertible preferred stock on the mandatory conversion date will have the right to receive the cash dividend due on such date (including any accrued, cumulated and unpaid dividends on our mandatory convertible preferred stock as of the mandatory conversion date), whether or not declared (other than previously declared dividends on our mandatory convertible preferred stock payable to holders of record as of a prior date), to the extent we are legally permitted to pay such dividends at such time.

Conversion Rate:..............   The conversion rate for each share of our
                                 mandatory convertible preferred stock will be
                                 not more than           common shares and not
                                 less than           common shares, depending on
                                 the applicable market value of our common shares, as described below.

                                 The "applicable market value" of our common shares is the average of the closing prices per common share on each of the 20 consecutive trading days ending on the third trading day immediately preceding the mandatory conversion date. It will be calculated as described under "Description of Mandatory Convertible Preferred Stock -- Mandatory Conversion."

                                 The conversion rate is subject to certain adjustments, as described under "Description of Mandatory Convertible Preferred Stock -- Anti-dilution Adjustments."

                                 The following table illustrates the conversion rate per share of our mandatory convertible preferred stock subject to certain anti-dilution adjustments described under "Description of Mandatory Convertible Preferred Stock -- Anti-dilution Adjustments."

                                          APPLICABLE MARKET VALUE
                                          ON CONVERSION DATE                 CONVERSION RATE
                                          -----------------------            ---------------
                                          less than or equal to $
                                          between $         and $
                                          equal to or greater than
                                            $

Optional Conversion:..........   At any time prior to September 14, 2007, you
                                 may elect to convert each of your shares of our
                                 mandatory convertible preferred stock at the
                                 minimum conversion rate of           common
                                 shares for each share of mandatory convertible preferred stock. This conversion rate is subject to certain adjustments as described under "Description of Mandatory Convertible
                                 Preferred Stock -- Anti-dilution Adjustments."

Provisional Conversion
at Our Option:................   If, at any time prior to September 14, 2007,
                                 the closing price per common share exceeds
                                 $          (150% of the threshold appreciation
                                 price of $          ), subject to anti-dilution
                                 adjustments, for at least 20 trading days
                                 within a period of 30 consecutive trading days,
                                 we may elect to cause the conversion of all,
                                 but not less than all, of our mandatory
                                 convertible preferred stock then outstanding at
                                 the minimum conversion rate of           common
                                 shares for each share of mandatory convertible preferred stock, subject to certain adjustments as described under "Description of Mandatory Convertible Preferred
                                 Stock -- Anti-dilution Adjustments," only if, in addition to issuing you such common shares, at the time of such conversion we are then legally permitted to and do pay you in cash (i) the present value of all the remaining future dividend payments through and including
                                 September 14, 2007, on our mandatory
                                 convertible preferred stock, computed using a discount rate equal to the treasury yield, plus
                                 (ii) an amount equal to any accrued, cumulated and unpaid dividend payments on our mandatory convertible preferred stock, whether or not declared (other than previously declared dividends on our mandatory convertible preferred stock payable to holders of record as of a prior date). See "Description of Mandatory
                                 Convertible Preferred Stock -- Provisional
                                 Conversion at Our Option."

Early Conversion upon Cash
Merger:.......................   Prior to the mandatory conversion date, if we
                                 are involved in a merger in which at least 30% of the consideration for our common shares consists of cash or cash equivalents, which we refer to as a "cash merger," then on the date specified in our notice to you, each holder of our mandatory convertible preferred stock will have the right to convert their shares of our mandatory convertible preferred stock at the conversion rate, determined in accordance with "Conversion Rate" above, in effect on the trading day immediately prior to the cash merger. See "Description of Mandatory
                                 Convertible Preferred Stock -- Early Conversion upon Cash Merger."

Anti-dilution Adjustments:....   The formula for determining the conversion rate
                                 and the number of common shares to be delivered upon conversion may be adjusted in the event of, among other things, stock dividends or distributions in common shares or subdivisions, splits and combinations of our common shares.
                                 See "Description of Mandatory Convertible
                                 Preferred Stock -- Anti-dilution Adjustments."

Liquidation Preference:.......   $50.00 per share of mandatory convertible
                                 preferred stock, plus an amount equal to the sum of all accrued, cumulated and unpaid dividends.

Voting Rights:................   Holders of our mandatory convertible preferred
                                 stock will not be entitled to any voting rights, except as required by New Jersey law and as described under "Description of Mandatory Convertible Preferred Stock -- Voting
                                 Rights."

Ranking:......................   Our mandatory convertible preferred stock will
                                 rank as to payment of dividends and
                                 distributions of assets upon our dissolution, liquidation or winding up:

                                 - junior to all our existing and future debt
                                   obligations;

                                 - junior to any class or series of our capital
                                   stock the terms of which provide that such class or series will rank senior to our mandatory convertible preferred stock;

                                 - senior to our common shares, the Series A
                                   Junior Participating Preferred Stock and any other class or series of our capital stock the terms of which provide that such class or series will rank junior to our mandatory convertible preferred stock; and

                                 - on a parity with any other class or series of
                                   our capital stock;

                                 in each case, whether now outstanding or to be issued in the future.

                                 We will not be entitled to issue any class or series of our capital stock the terms of which provide that such class or series will rank senior to our mandatory convertible preferred stock as to payment of dividends or distribution of assets upon our dissolution, liquidation or winding up without the approval of the holders of at least two-thirds of the shares of our mandatory convertible preferred stock and any other preferred shares ranking on a parity with our mandatory convertible preferred stock then outstanding, voting together as a single class.

                                 There are currently no preferred shares
                                 outstanding.

Listing:......................   The mandatory convertible preferred stock has
                                 been approved for listing, subject to official notice of issuance, on the New York Stock
                                 Exchange under the symbol "SGP PrM".

Use of Proceeds:..............   We intend to use the net proceeds from this
                                 offering of mandatory convertible preferred stock for general corporate purposes, which may include, among other things, refinancing of commercial paper, the funding of operating expenses, capital expenditures, taxes, business development activities, licensing fees and milestone payments and the payment of settlement amounts, fines, penalties and other investigatory and litigation costs and expenses
                                 (including with respect to the recently
                                 announced settlement of the Pennsylvania investigation). See "Use of Proceeds."

     Unless otherwise stated, all information contained in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional shares of our mandatory convertible preferred stock.

                             SUMMARY FINANCIAL DATA

     The following summary financial data have been derived from our consolidated financial statements and should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as amended by Form 10-K/A, and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2004 and June 30, 2004. The unaudited financial information presented below for the six-month periods ended June 30, 2004 and 2003 reflects all normal and recurring adjustments that, in the opinion of management, are necessary for a fair presentation of our results of operations and financial position.

                                               UNAUDITED
                                            SIX MONTHS ENDED            YEAR ENDED
                                                JUNE 30,               DECEMBER 31,
                                           ------------------   ---------------------------
                                             2004      2003      2003      2002      2001
                                           --------   -------   -------   -------   -------
                                                 (IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATING RESULTS
  Net sales..............................  $  4,110   $ 4,389   $ 8,334   $10,180   $ 9,762
  (Loss)/income before income taxes(1)...      (173)      444       (46)    2,563     2,523
  Net (loss)/income(1)...................      (138)      355       (92)    1,974     1,943
  Diluted (loss)/earnings per common
     share...............................     (0.09)     0.24     (0.06)     1.34      1.32
  Basic (loss)/earnings per common
     share...............................     (0.09)     0.24     (0.06)     1.35      1.33
INVESTMENTS
  Research and development...............  $    824   $   691   $ 1,469   $ 1,425   $ 1,312
  Capital expenditures...................       227       282       701       770       759
FINANCIAL CONDITION
  Property, net..........................  $  4,489   $ 4,352   $ 4,527   $ 4,236   $ 3,814
  Total assets...........................    14,890    14,123    15,102    14,136    12,174
  Long-term debt.........................     2,410        21     2,410        21       112
  Shareholders' equity...................     6,994     8,127     7,337     8,142     7,125
  Net book value per common share........      4.75      5.53      4.99      5.55      4.86
FINANCIAL STATISTICS
  Net (loss)/income as a percent of
     sales...............................      (3.4)%     8.1%     (1.1)%    19.4%     19.9%
  Return on average shareholders'
     equity..............................      (7.7)%    13.7%     (1.2)%    25.9%     29.3%
  Effective tax rate.....................      20.0%     20.0%         (2)    23.0%    23.0%
OTHER DATA
  Cash dividends per common share........  $  0.110   $ 0.340   $ 0.565   $ 0.670   $ 0.620
  Cash dividends on common shares........       162       500       830       983       911
  Depreciation and amortization..........       217       193       417       372       320
  Average shares outstanding for diluted
     earnings per common share...........     1,471     1,471     1,469     1,470     1,470
  Average shares outstanding for basic
     earnings per common share...........     1,471     1,469     1,469     1,466     1,463
  Common shares outstanding at
     period-end..........................     1,472     1,469     1,471     1,468     1,465

---------------

(1) The first six months of 2004 and 2003 include Special Charges of $112 and $20, respectively. The full years of 2003, 2002 and 2001 include Special Charges of $599, $150 and $500, respectively. See "Special Charges" footnote under Item 8, Financial Statements and Supplementary Data, in our Annual Report on Form 10-K, as amended by Form 10-K/A, incorporated by reference in this prospectus supplement and in the accompanying prospectus for additional information.

(2) For the fiscal year ended 2003, the effective tax rate is 15.0%, excluding the $350 non-tax deductible provision to increase litigation reserves.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our consolidated ratio of earnings to fixed charges and earnings to combined fixed charges and preference dividends, in each case, for the six months ended June 30, 2004 and for each of the fiscal years ended December 31, 2003 through 1999 is set forth below. For the purpose of computing these ratios, "earnings" consist of income (loss) before income taxes and equity income from our cholesterol joint venture with Merck & Co., Inc., plus fixed charges (other than capitalized interest), amortization of capitalized interest and distributed income from the joint venture. "Fixed charges" consist of interest expense, capitalized interest and one-third of rentals which we believe to be a reasonable estimate of the interest component within leases. "Fixed charges and preference dividends" consist of fixed charges and our preferred share dividend requirements. The ratios were calculated by dividing the sum of the fixed charges or the fixed charges and preference dividends, as the case may be, into the sum of the earnings before taxes and fixed charges or fixed charges and preference dividends, as the case may be. For the six months ended June 30, 2004, the pro forma computation reflects the repayment of a monthly average of approximately $786 million of commercial paper. For the year ended December 31, 2003, the pro forma computation reflects the repayment of a monthly average of approximately $1.21 billion of commercial paper. These amounts may not be indicative of actual commercial paper outstanding after application of the net proceeds of the offering to repay a portion of the commercial paper. See "Use of Proceeds."

                                             (UNAUDITED)
                                --------------------------------------
                                PRO FORMA
                                SIX MONTHS   SIX MONTHS    PRO FORMA
                                  ENDED        ENDED       YEAR ENDED            YEAR ENDED DECEMBER 31,
                                 JUNE 30,     JUNE 30,    DECEMBER 31,   ----------------------------------------
                                   2004         2004          2003         2003     2002    2001    2000    1999
                                ----------   ----------   ------------   --------   -----   -----   -----   -----
Ratio of earnings to fixed
  charges.....................   (1.3)x*      (1.3)x**      0.5x***      0.4x****   33.2x   29.1x   37.1x   45.3x
Ratio of earnings to combined
  fixed charges and preference
  dividends...................   (0.9)x+      (1.3)x++      0.3x+++      0.4x++++   33.2x   29.1x   37.1x   45.3x

---------------
    * For the six months ended June 30, 2004, pro forma earnings were insufficient to cover fixed charges by $261 million.

   ** For the six months ended June 30, 2004, actual earnings were insufficient to cover fixed charges by $266 million.

  *** For the year ended December 31, 2003, pro forma earnings were insufficient to cover fixed charges by $55 million.

 **** For the year ended December 31, 2003, actual earnings were insufficient to cover fixed charges by $70 million.

    + For the six months ended June 30, 2004, pro forma earnings were insufficient to cover fixed charges and preference dividends by $308 million.

   ++ For the six months ended June 30, 2004, actual earnings were insufficient to cover fixed charges and preference dividends by $266 million.

  +++ For the year ended December 31, 2003, pro forma earnings were insufficient to cover fixed charges and preference dividends by $144 million.

 ++++ For the year ended December 31, 2003, actual earnings were insufficient to cover fixed charges and preference dividends by $70 million.

                                  RISK FACTORS

     Our business faces significant risks. Before you invest in any of our securities, you should carefully consider all of the information included or incorporated by reference in this prospectus supplement and in the accompanying prospectus. In addition, you should carefully consider the following risks in addition to the risks and uncertainties described on page 5 in the accompanying prospectus and in our reports to the SEC incorporated by reference into this prospectus supplement and the accompanying prospectus as the same may be updated from time to time, including the risks and uncertainties identified under the "Legal, Environmental and Regulatory Matters" footnote included in the financial statements, and under the captions "Executive Summary," "Additional Factors Influencing Operations," "Qualitative and Quantitative Disclosures about Market Risk," and "Disclosure Notice" in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section, in each case, in our quarterly report on Form 10-Q for the quarter ended June 30, 2004 and under the caption "Item 1. Business," in our annual report on Form 10-K for the year ended December 31, 2003, as amended by Form 10-K/A. These risks may not be the only risks we face. Additional risks that we do not yet know of or that we currently believe are immaterial or are based on assumptions that are later determined to be inaccurate also may impair our business. If any of the risks described in this prospectus supplement, the accompanying prospectus or our reports to the SEC actually occur, our business and operating results could be materially harmed. This could cause the value of the mandatory convertible preferred stock to decline, and you may lose all or part of your investment.

                         RISKS RELATED TO OUR BUSINESS

OUR LATE-STAGE PIPELINE HAS ONLY ONE PRODUCT, VYTORIN THAT WAS RECENTLY APPROVED BY THE FOOD AND DRUG ADMINISTRATION, WHICH HAS THE POTENTIAL TO MATERIALLY INCREASE CASH FLOW FROM OPERATIONS IN THE NEAR TERM.


     We have two sources of new products: products acquired through acquisition and licensing arrangements, and products in our late-stage research pipeline. As discussed above, due to our present financial situation, it will be challenging for us to acquire or license critical late-stage products. With respect to products in our late-stage research pipeline, there is only one product that was recently approved by the FDA, which could materially increase cash flow from operations. That product is VYTORIN, the combination of ZETIA, our cholesterol absorption inhibitor, and ZOCOR, Merck's statin medication. VYTORIN, however, competes against other well-established cholesterol-management products marketed by companies with financial resources much greater than ours. The financial commitment to compete in this marketplace is shared with Merck; however, profits from VYTORIN are also shared with Merck.


     If VYTORIN does not provide a material amount of cash flow from operations, we would likely evaluate the need to examine strategic alternatives. With regard to an examination of strategic alternatives, the contracts with Merck for ZETIA and VYTORIN and the contract with Centocor, Inc. for REMICADE contain provisions dealing with a change of control, as defined in those contracts. These provisions could result in the aforementioned products being acquired by Merck or reverting back to Centocor, Inc., as the case may be. Further, the launch of VYTORIN may negatively impact sales of ZETIA.

A MATERIAL PORTION OF OUR 2003 REVENUES WERE DERIVED FROM THE SALE OF OUR MAJOR PRODUCTS. IF ONE OR MORE OF OUR MAJOR PRODUCTS, IMPORTANT NEW PRODUCTS OR IMPORTANT PRODUCTS IN OUR PIPELINE WERE TO ENCOUNTER REGULATORY, COMPETITIVE, EFFICACY OR OTHER ISSUES, THE IMPACT ON REVENUES COULD BE SIGNIFICANT.


     Major products such as CLARITIN, CLARINEX, INTRON A, PEG-INTRON, REBETOL Capsules, REMICADE and NASONEX accounted for a material portion of our 2003 revenues. If any major product were to encounter a problem such as loss of patent protection, OTC availability of our product or a competitive product (as has been disclosed for CLARITIN and its current and potential OTC competition), previously unknown side effects; if a new, more effective treatment should be introduced; generic availability of competitive products; or if the product is discontinued for any reason, the impact on revenues could be significant. Also, such information about important new products, such as ZETIA and VYTORIN or important products in our pipeline may impact future revenues. The launch of VYTORIN may negatively impact sales of ZETIA.

UNFAVORABLE OUTCOMES OF GOVERNMENT INVESTIGATIONS, LITIGATIONS AND PROCEEDINGS AND OTHER LITIGATIONS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Unfavorable outcomes of government (local and federal, domestic and international) investigations, litigation about product pricing, product liability claims, other litigation and environmental matters could preclude commercialization of products, negatively affect the profitability of existing products, could involve substantial settlement amounts, fines and penalties that could materially and adversely impact our financial condition and results of operations, or contain conditions that impact business operations, such as exclusion from government reimbursement programs. We recently settled the investigation by the U.S. Department of Justice and the U.S. Attorney's Office for the Eastern District of Pennsylvania for an aggregate amount of $345.5 million in fines and damages.

OUR INVESTMENTS IN RESEARCH AND DEVELOPMENT INVOLVE LONG INVESTMENT CYCLES, WHICH INVOLVES SUBSTANTIAL UNCERTAINTIES.

     As a research-based pharmaceutical company, we invest substantial amounts of funds in scientific research with the goal of creating important medical and commercial value. There is a high rate of failure inherent in scientific research and, as a result, there is a high risk that the funds invested will not generate financial returns. Further compounding this risk profile is the fact that research has a long investment cycle. To bring a pharmaceutical compound from discovery phase to commercial phase may take a decade or more. Because of the high risk nature of research investments, financial resources typically must come from internal sources (operations and cash reserves) or from equity-type capital.

A DECLINE IN OUR CREDIT RATINGS COULD ADVERSELY AFFECT OUR FINANCIAL POSITION AND OUR RESULTS OF OPERATIONS.

     On February 18, 2004, S&P downgraded our senior unsecured debt ratings to "A-" from "A." At the same time, S&P also lowered our short-term corporate credit and commercial paper rating to "A-2" from "A-1." Our S&P rating outlook remains negative.

     On March 3, 2004, S&P assigned the shelf registration, which was declared effective on May 11, 2004, a preliminary rating of "A-" for senior unsecured debt and a preliminary subordinated debt rating of "BBB+".

     On April 29, 2004, Moody's placed our senior unsecured credit rating of "A3" on its Watchlist for possible downgrade based upon concerns related to market share declines, litigation risks and a high degree of reliance on the success of VYTORIN. On July 14, 2004, Moody's lowered our senior unsecured credit rating from "A3" to "Baa1," lowered our senior unsecured shelf registration rating from "(P)A3" to "(P)Baa1," lowered our subordinated shelf registration rating from "(P)Baa1" to "(P)Baa2," lowered our cumulative and non-cumulative preferred stock shelf registration rating from "(P)Baa2" to "(P)Baa3," confirmed our "P-2" commercial paper rating and removed us from the Watchlist. Moody's rating outlook for us is negative.

     On November 20, 2003, Fitch downgraded our senior unsecured and bank loan ratings to "A-" from "A+," and our commercial paper rating to "F2" from "F1." Our rating outlook remained negative. In announcing the downgrade, Fitch noted that the sales decline in our leading product franchise, the

INTRON franchise, was greater than anticipated, and that it was concerned that our total growth is reliant on the performance of two key growth drivers, ZETIA and REMICADE, in the near term.

     The impact of a further decline in our credit ratings could be reduced availability of commercial paper borrowing and would increase the interest rate on our long-term debt. If our access to the commercial paper markets were to be restricted, we may be forced to seek short-term financing from other sources at higher interest rates than that of commercial paper, or to repatriate additional funds currently held by foreign affiliates. Repatriating funds could have U.S. income tax consequences depending primarily on profitability of the U.S. operations. Any such tax would be accrued against future earnings, and may result in our reporting a higher effective tax rate. Currently, the U.S. operations are generating tax losses. However, future tax losses may be insufficient to absorb any or all of the potential tax should we repatriate some or all of the funds received by the foreign-based subsidiary.

WE DEPEND ON RELATIONSHIPS WITH MAJOR PRODUCTS DISTRIBUTORS AND RETAIL CHAINS FOR A SIGNIFICANT PORTION OF OUR NET SALES.

     A significant portion of our net sales are made to major pharmaceutical and health care products distributors and major retail chains in the United States. Consequently, net sales and quarterly growth comparisons may be affected by fluctuations in the buying patterns of major distributors, retail chains and other trade buyers. These fluctuations may result from seasonality, pricing, wholesaler buying decisions or other factors.

WE OPERATE IN A COMPETITIVE INDUSTRY.

     The market for pharmaceutical products is competitive. Competitive factors include technological advances attained by competitors, patents granted to competitors, new products of competitors coming to the market, new indications for competitive products, and generic, prescription and/or OTC products that compete with our products or the products of our joint venture with Merck (such as competition from OTC statins, like the one approved for use in the U.K. for which impact in the cholesterol reduction market is not yet known).

     One of our leading franchises is the combination of pegylated interferon (PEG-INTRON) and ribavirin (REBETOL) to treat hepatitis C. In late 2002, a competitor entered the hepatitis C marketplace with its own versions of pegylated interferon and ribavirin, and pursued aggressive pricing and marketing practices. Prior to the introduction of these competing products, we held a leading position in the hepatitis C market. With the introduction of this competitor in a market that has been contracting, our market shares and sales levels have fallen significantly. In addition, generic forms of ribavirin have entered the important U.S. market in April 2004. As a result of the introduction of a competitor for pegylated interferon and the introduction of generic ribavirin, the value of our second most important product franchise has been and will continue to be severely diminished, and earnings and cash flow have been and will continue to be materially and negatively impacted.

HEALTH CARE INITIATIVES AND OTHER COST-CONTAINMENT PRESSURES BOTH IN THE UNITED STATES AND ABROAD COULD ADVERSELY AFFECT OUR OPERATIONS AND CASH FLOWS.

     In the United States, many of our pharmaceutical products are subject to increasingly competitive pricing as managed care groups, institutions, government agencies and other groups seek price discounts. In most international markets, we operate in an environment of government-mandated cost-containment programs. In addition, in the United States market, we and other pharmaceutical manufacturers are required to provide statutorily defined rebates to various government agencies in order to participate in Medicaid, the veterans health care program and other government-funded programs. Several governments have also placed restrictions on physician prescription levels and patient reimbursements, emphasized greater use of generic drugs and enacted across-the-board price cuts as methods to control costs. Since we are unable to predict the final form and timing of any future domestic or international governmental or other health care initiatives, including the passage of laws permitting the importation of pharmaceuticals into the United States, their effect on operations and cash flows cannot be reasonably estimated. In the United States, among other developments, consolidation among customers may increase pricing pressures and may result in various customers having greater influence over prescription decisions through formulary decisions and other policies.

     Our business could also be adversely affected by the potential impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003; other possible United States legislation or regulatory action affecting, among other things, involuntary approval of prescription medicines for over-the-counter use and other health care reform initiatives and drug importation legislation. Legislation or regulations in markets outside the United States affecting product pricing, reimbursement or access, may also adversely affect our business. In addition, our business could be adversely affected by laws and regulations relating to trade, antitrust, monetary and fiscal policies, taxes, price controls and possible nationalization.

     We sell numerous upper respiratory products which contain pseudoephedrine
(PSE), an FDA approved ingredient for the relief of nasal congestion. Our annual sales of upper respiratory products which contain PSE totaled approximately $160 million in 2003 and approximately $95 million through June 2004. These products include all CLARITIN D products as well as some DRIXORAL, CORICIDIN and CHLOR-TRIMETON products. We understand that PSE has been used in the illicit manufacture of methamphetamine, a dangerous and addictive drug. To date, we believe that nine states and Canada have enacted regulations concerning the sale of PSE, including limiting the amount of these products that can be purchased at one time, or requiring that these products be located behind the counter, with the stated goal of deterring the illicit/illegal manufacture of methamphetamine. To date, the regulations have had no material impact on our operations or financial results. Were such regulations to be adopted throughout the United States and in other countries that are key markets for the products, the impact of such regulations on our sales of these specific products cannot be predicted.

PROTECTING OUR PATENT POSITIONS IS DIFFICULT AND OUR INABILITY TO DO SO MAY ADVERSELY IMPACT OUR OPERATIONS.

     Our subsidiaries own (or have licensed rights under) a number of patents and patent applications, both in the United States and abroad. Patents and patent applications relating to our significant products, including, without limitation, CLARINEX, the CLARITIN family of products, INTRON A, PEG-INTRON, REBETOL, NASONEX and ZETIA, are of material importance to us.

     Patent positions can be highly uncertain and patent disputes are not unusual. An adverse result in a patent dispute can preclude commercialization of products or negatively impact sales of existing products or result in injunctive relief and payment of financial remedies.

THE UNCERTAINTIES INHERENT IN THE GOVERNMENTAL REGULATORY APPROVAL PROCESS CAN ADVERSELY AFFECT OUR OPERATIONS.

     Our operations may be adversely affected by the uncertainties of the FDA approval process and the regulatory approval and review processes in other countries, including without limitation, delays in approval of new products.

A FAILURE TO COMPLY WITH GOVERNMENT REGULATIONS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL POSITION AND OUR RESULTS OF OPERATIONS.

     We are subject to extensive regulation by a number of national, state and local regulatory agencies. Of particular importance is the FDA in the United States. It has jurisdiction over all of our businesses and administers requirements covering the testing, safety, effectiveness, approval, manufacturing, labeling and marketing of our products. In addition, our activities outside the United States are also subject to regulatory requirements governing the testing, safety, effectiveness, approval, manufacturing, labeling and marketing of our products. These regulatory requirements vary from country to country. From time to time, agencies, including the FDA, may require us to address various manufacturing, advertising, labeling or other regulatory issues, such as those noted in the information incorporated by reference relating to our resolution of manufacturing issues with the FDA. Failure to comply with governmental regulations can result in delays in the approval of products, release of products, seizure or recall of products, suspension or revocation of the authority necessary for the production and sale of products, discontinuance of products, fines and other civil or criminal sanctions. Any such result could have a material adverse effect on our financial position and our results of operations.

WE OPERATE UNDER A CONSENT DECREE COVERING FOUR IMPORTANT FACILITIES, WHICH HAS RESULTED IN SUBSTANTIAL FINES AND INCREASED OPERATING EXPENSES.

     On May 17, 2002, we announced that we had reached an agreement with the FDA for a consent decree to resolve issues involving our compliance with current Good Manufacturing Practices (cGMP) at certain manufacturing facilities in New Jersey and Puerto Rico. Under the terms of the consent decree, we agreed to pay a total of $500 million to the U.S. government.

     The consent decree requires us to complete a number of actions. In the event certain actions agreed upon in the consent decree are not satisfactorily completed on time, the FDA may assess payments for each deadline missed. The consent decree required us to develop and submit for FDA's concurrence comprehensive cGMP Work Plans for the our manufacturing facilities in New Jersey and Puerto Rico that are covered by the decree. The cGMP Work Plans contain a number of significant steps whose timely and satisfactory completion are subject to payments of $15 thousand per business day for each deadline missed. These payments may not exceed $25 million for 2002, and $50 million for each of the years 2003, 2004 and 2005. These payments are subject to an overall cap of $175 million. The FDA agreed to extend by six months the time period during which we may incur payments as described above with respect to the significant steps whose due dates are December 31, 2005. Such agreement does not increase the yearly or overall caps on payments described above.

     In addition, the decree requires us to complete programs of revalidation of the finished drug products and bulk active pharmaceutical ingredients manufactured at the covered manufacturing facilities. We are required under the consent decree to complete our revalidation programs for bulk active pharmaceutical ingredients by September 30, 2005, and for finished drugs by December 31, 2005. In general, the timely and satisfactory completion of the revalidations are subject to payments of $15 thousand per business day for each deadline missed, subject to the caps described above. However, if a product scheduled for revalidation has not been certified as having been validated by the last date on the validation schedule, the FDA may assess a payment of 24.6% of the net domestic sales of the uncertified product until the validation is certified. Any such payment would not be subject to the caps described above. Further, in general, if a product scheduled for revalidation under the consent decree is not certified within six months of its scheduled date, we must cease production of that product until certification is obtained. The completion of the significant steps in the Work Plans and the completion of the revalidation programs are subject to third-party expert certification, which must be accepted by the FDA.

     The consent decree provides that if we believe that we may not be able to meet a deadline, we have the right, upon the showing of good cause, to request extensions of deadlines in connection with the cGMP Work Plans and revalidation programs. However, there is no guarantee that FDA will grant any such requests.

     Although we believe we have made significant progress in meeting our obligations under the consent decree, it is possible that (1) we may fail to complete a significant step or a revalidation by the prescribed deadline; (2) the third-party expert may not certify the completion of the significant step or revalidation; or (3) the FDA may disagree with an expert's certification of a significant step or revalidation. In such a case, it is possible that the FDA may assess payments as described above.

OUR SUCCESS IS DEPENDENT ON THE DEVELOPMENT AND MARKETING OF NEW PRODUCTS.

     Pharmaceutical product development is highly uncertain. Products that appear promising in development may fail to reach market for numerous reasons. They may be found to be ineffective or to have harmful side effects in clinical or pre-clinical testing, they may fail to receive the necessary regulatory approvals, they may turn out not to be economically feasible because of manufacturing costs or other factors or they may be precluded from commercialization by the proprietary rights of others.

THE OCCURRENCE OF EFFICACY OR SAFETY CONCERNS WITH RESPECT TO OUR MARKETED PRODUCTS, WHETHER OR NOT SCIENTIFICALLY JUSTIFIED, COULD ADVERSELY AFFECT OUR FINANCIAL POSITION AND OUR RESULTS OF OPERATIONS.

     The occurrence of efficacy or safety concerns with respect to our marketed products, whether or not scientifically justified, could lead to recalls, withdrawals or declining sales.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH DOING BUSINESS INTERNATIONALLY.

     Our foreign operations are subject to risks which are inherent in conducting business overseas. These risks include possible nationalization, expropriation, importation limitations, pricing restrictions, and other restrictive governmental actions or economic destabilization, instability, disruption or destruction in a significant geographic region -- due to the location of manufacturing facilities, distribution facilities or customers -- regardless of cause, including war, terrorism, riot, civil insurrection or social unrest; and natural or man-made disasters, including famine, flood, fire, earthquake, storm or disease. Also, fluctuations in foreign currency exchange rates can impact our consolidated financial results.

                         RISKS RELATED TO THE OFFERING

THE MARKET PRICE OF OUR MANDATORY CONVERTIBLE PREFERRED STOCK WILL BE DIRECTLY AFFECTED BY THE MARKET PRICE OF OUR COMMON SHARES, WHICH MAY BE VOLATILE, AND OTHER FACTORS.

     To the extent there is a secondary market for our mandatory convertible preferred stock, we believe that the market price of our mandatory convertible preferred stock will be significantly affected by the market price of our common shares. We cannot predict how our common shares will trade. This may result in greater volatility in the market price of the mandatory convertible preferred stock than would be expected for nonconvertible preferred stock. From the beginning of 2002 to August 3, 2004, the reported high and low sales prices for our common shares ranged from a low of $14.16 per share to a high of $36.25 per share. The market price of our common shares will likely continue to fluctuate in response to a number of factors including the following, some of which are beyond our control:

     - quarterly fluctuations in our operating and financial results;

     - developments related to investigations, proceedings or litigations that involve us;

     - changes in financial estimates and recommendations by financial analysts;

     - dispositions, acquisitions and financings;

     - changes in the ratings of our other securities;

     - fluctuations in the stock price and operating results of our competitors;

     - regulatory developments; and

     - the pharmaceutical industry.

     In addition, the stock markets in general, including the New York Stock Exchange, experience price and trading fluctuations. These fluctuations may result in volatility in the market prices of securities that could be unrelated or disproportionate to changes in operating performance. These broad market fluctuations may adversely affect the market prices of our mandatory convertible preferred stock and our common shares.

PURCHASERS OF MANDATORY CONVERTIBLE PREFERRED STOCK WHO CONVERT THEIR SHARES INTO COMMON SHARES WILL INCUR IMMEDIATE NET TANGIBLE BOOK VALUE DILUTION.

     Persons purchasing our mandatory convertible preferred stock who convert their shares into our common shares will incur immediate net tangible book value dilution.

     In addition, the terms of our mandatory convertible preferred stock do not restrict our ability to offer a new series of preferred stock that is on parity with the mandatory convertible preferred stock in the future or to engage in other transactions that could dilute our mandatory convertible preferred stock.

A HOLDER OF OUR MANDATORY CONVERTIBLE PREFERRED STOCK MAY REALIZE SOME OR ALL OF A DECLINE IN THE MARKET VALUE OF OUR COMMON SHARES.

     The market value of our common shares on September 14, 2007 may be less
than $          per share, which we call the initial price. If that market value is less than the initial price, then holders of our mandatory convertible preferred stock will receive our common shares on September 14, 2007 with a market value per share that is less than the initial price. Accordingly, a holder of mandatory convertible preferred stock assumes the entire risk that the market value of our common shares may decline. Any decline in the market value of our common shares may be substantial.

COMMON SHARES ELIGIBLE FOR FUTURE ISSUANCE OR SALE MAY CAUSE OUR COMMON SHARE PRICE TO DECLINE, WHICH MAY NEGATIVELY IMPACT YOUR INVESTMENT.

     Issuances or sales of substantial numbers of additional common shares, including in connection with future acquisitions, if any, or the perception that such issuances or sales could occur, may cause prevailing market prices for our common shares to decline and may adversely affect our ability to raise additional capital in the financial markets at a time and price favorable to us. As of the date of this prospectus supplement, our certificate of incorporation, as amended, provides that we have authority to issue up to 2,400,000,000 common shares. As of June 30, 2004, 1,472,377,983 common shares were issued and outstanding and 557,308,394 common shares were issued and held in treasury. Also as of such date, there were 90,029,074 common shares reserved for issuance under stock incentive plans or pursuant to individual option grants or stock awards, and 27,859,654 common shares authorized and available for issue under stock incentive plans. Subject to any anti-dilution adjustments, an additional
          to           common shares will be issuable upon conversion of the
shares of mandatory convertible preferred stock (and an additional           to
          common shares if the underwriters exercise their option to purchase additional shares of mandatory convertible preferred stock in full). We will reserve for issuance the maximum number of common shares issuable upon conversion of the mandatory convertible preferred stock. See "Description of Mandatory Convertible Preferred Stock."

OUR ISSUANCE OF ADDITIONAL SERIES OF PREFERRED SHARES COULD ADVERSELY AFFECT HOLDERS OF OUR COMMON SHARES.

     After giving effect to this offering, our board of directors is authorized to issue additional classes or series of preferred shares without any action on the part of our shareholders. Our board of directors also has the power, without shareholder approval, to set the terms of any such classes or series of preferred shares that may be issued, including voting rights, dividend rights, preferences over our common shares with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred shares in the future that have preference over our common shares with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred shares with voting rights that dilute the voting power of our common shares, the rights of holders of our common shares or the market price of our common shares could be adversely affected.

THE OPPORTUNITY FOR EQUITY APPRECIATION PROVIDED BY AN INVESTMENT IN THE SHARES OF OUR MANDATORY CONVERTIBLE PREFERRED STOCK IS LESS THAN THAT PROVIDED BY A DIRECT INVESTMENT IN OUR COMMON SHARES.

     The number of common shares that are issuable upon mandatory conversion on the conversion date of our mandatory convertible preferred stock will decrease
if the applicable market value increases to $          . Therefore, the
opportunity for equity appreciation provided by an investment in our mandatory convertible preferred stock is less than that provided by a direct investment in our common shares. Assuming the initial price accurately reflects fair market value, the market value of our common shares on September 14, 2007 must exceed
the threshold appreciation price of $          before a holder of our mandatory
convertible preferred stock will realize any equity appreciation.

HOLDERS OF OUR MANDATORY CONVERTIBLE PREFERRED STOCK WILL HAVE NO RIGHTS AS HOLDERS OF COMMON SHARES UNTIL THEY ACQUIRE OUR COMMON SHARES.

     Until you acquire common shares upon conversion, you will have no rights with respect to our common shares, including voting rights (except as described under "Description of Mandatory Convertible Preferred Stock -- Voting Rights" and as required by applicable state law), rights to respond to tender offers and rights to receive any dividends or other distributions on our common shares. Upon conversion, you will be entitled to exercise the rights of a holder of common shares only as to matters for which the record date occurs on or after the conversion date.

OUR MANDATORY CONVERTIBLE PREFERRED STOCK HAS NEVER BEEN PUBLICLY TRADED AND MAY NEVER BE PUBLICLY TRADED.

     Prior to this offering, there has been no public market for our mandatory convertible preferred stock. Our mandatory convertible preferred stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "SGP PrM". There can be no assurance, however, that an active trading market will develop, or if developed, that an active trading market will be maintained. Also, the underwriters have advised us that they intend to facilitate secondary market trading by making a market in our mandatory convertible preferred stock. However, the underwriters are not obligated to make a market in our mandatory convertible preferred stock and may discontinue market making activities at any time.

NEW JERSEY LAW MAY RESTRICT US FROM PAYING CASH DIVIDENDS ON OUR MANDATORY CONVERTIBLE PREFERRED STOCK.

     New Jersey law provides that we may pay dividends on the mandatory convertible preferred stock only to the extent by which our total assets exceed our total liabilities and so long as we are able to pay our debts as they become due in the usual course of our business.

OUR MANDATORY CONVERTIBLE PREFERRED STOCK WILL RANK JUNIOR TO ALL OF OUR AND OUR SUBSIDIARIES' LIABILITIES IN THE EVENT OF A BANKRUPTCY, LIQUIDATION OR WINDING UP OF OUR ASSETS.

     In the event of bankruptcy, liquidation or winding up, our assets will be available to pay obligations on our mandatory convertible preferred stock only after all of our liabilities have been paid. In addition, our mandatory convertible preferred stock will effectively rank junior to all existing and future liabilities of our subsidiaries and the capital stock (other than common shares, with regard to which our claims will be pari passu with claims of third-party holders of such common shares) of our subsidiaries held by third parties. The rights of holders of our mandatory convertible preferred stock to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary's creditors and equity holders. As of June 30, 2004, we had total consolidated liabilities of $7.9 billion. In the event of bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries' liabilities, to pay amounts due on any or all of our mandatory convertible preferred stock then outstanding.

THE MANDATORY CONVERTIBLE PREFERRED STOCK PROVIDES LIMITED SETTLEMENT RATE ADJUSTMENTS.

     The number of common shares that you are entitled to receive on the mandatory conversion date, or as a result of early conversion of a share of mandatory convertible preferred stock, is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us or a third party that modify our capital structure. See "Description of Mandatory Convertible Preferred
Stock -- Anti-Dilution Adjustments." We will not adjust the conversion rate for other events, including offerings of common shares for cash by us or in connection with acquisitions. There can be no assurance that an event that adversely affects the value of the mandatory convertible preferred stock, but does not result in an adjustment to the conversion rate, will not occur. Further, we are not restricted from issuing additional common shares during the term of the mandatory convertible preferred stock and have no obligation to consider your interests for any reason. If we issue additional common shares, it may materially and adversely affect the price of our common shares and, because of the relationship of the number of shares to be received on the mandatory conversion date to the price of the common shares, such other events may adversely affect the trading price of the mandatory convertible preferred stock.

WE MAY NOT PAY CASH DIVIDENDS ON OUR COMMON SHARES IN THE FUTURE.

     In response to the decline in sales and earnings in 2003 as well as the likelihood of further declines in 2004, we announced on August 21, 2003, a reduction in our quarterly dividend from 17 cents to 5.5 cents per common share. Our future dividend policy depends on earnings, financial condition, liquidity, capital requirements and other factors. There is no guarantee that we will continue to pay dividends on our common shares at the current levels or at all.

YOU MAY HAVE TO PAY TAXES WITH RESPECT TO DISTRIBUTIONS ON OUR COMMON SHARES THAT YOU DO NOT RECEIVE.

     The number of common shares that you are entitled to receive on the mandatory conversion date, or as a result of early conversion of the mandatory convertible preferred stock, is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us or a third party that modify our capital structure. See "Description of Mandatory Convertible Preferred Stock -- Anti-dilution Adjustments." If the conversion rate is adjusted as a result of a distribution that is taxable to our common share holders, such as cash dividends for a fiscal year in the aggregate in excess of $0.22 per share, you generally would be required to include an amount in income for federal income tax purposes, notwithstanding the fact that you do not actually receive such distribution. The amount that you will generally have to include in income would be the fair market value of the additional common shares to which you would be entitled by reason of the increase in your proportionate equity interest in us to the extent of our current and accumulated earnings and profits. In addition, non-U.S. holders of the mandatory convertible preferred stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements.

PROVISIONS IN OUR CHARTER DOCUMENTS, OUR SHAREHOLDERS RIGHTS PLAN AND NEW JERSEY LAW COULD MAKE IT MORE DIFFICULT TO ACQUIRE US.

     Our certificate of incorporation, as amended, and bylaws, as amended, contain provisions that may discourage, delay or prevent a third party from acquiring us. Our bylaws, as amended, limit who may call special meetings of shareholders to the chairman of the board of directors, our president or the board of directors and establish advance notice requirements for proposing matters that can be acted upon by shareholders at shareholder meetings. Our certificate of incorporation, as amended, and bylaws, as amended, provide that the bylaws may be amended or repealed by the board of directors.

     Pursuant to our certificate of incorporation, the board of directors may by resolution establish one or more series of preferred stock, and may determine the number of shares, voting powers, designations, preferences, rights, qualifications, limitations and restrictions of such series without any further shareholder approval. Such voting powers, designations, preferences, rights, qualifications, limitations and restrictions as may be established could have the effect of impeding or discouraging the acquisition of control of us.

     In addition, Section 14A:10A of the New Jersey Business Corporation Act and Article Eleventh of our certificate of incorporation may discourage, delay or prevent a change in control by, among other things, prohibiting us from engaging in a business combination with an interested shareholder (generally, a 10% or greater shareholder) for a period of five years after the person becomes an interested shareholder, unless generally such business combination is approved by our board of directors prior to the stock acquisition or the affirmative vote of at least 80% of the voting power of all of our then outstanding shares of capital stock entitled to vote in the election of directors voting together as a single class in certain circumstances, in each case as more fully described under the heading "Description of Capital Stock -- Antitakeover Protections" beginning on page 17 of the accompanying prospectus.

     Our Rights Agreement (the "Rights Agreement"), dated as of June 24, 1997, between us and The Bank of New York, as Rights Agent (as described in more detail under the heading "Description of Capital Stock -- Antitakeover Protections -- Rights Plan" beginning on page 20 of the accompanying prospectus) also has certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors, except pursuant to an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by our board of directors since the rights may be redeemed by us at the redemption price prior to the time that a person or group has acquired beneficial ownership of 20% or more of the common shares.

                                USE OF PROCEEDS

     We estimate that the net proceeds from the sale of the shares of mandatory
convertible preferred stock in this offering will be approximately $          ,
after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from the sale of the shares of mandatory convertible preferred stock for general corporate purposes, which may include, among other things, refinancing of commercial paper, the funding of operating expenses, capital expenditures, taxes, business development activities, licensing fees and milestone payments and the payment of settlement amounts, fines, penalties and other investigatory and litigation costs and expenses (including with respect to the recently announced settlement of the Pennsylvania investigation). The commercial paper indebtedness which may be repaid is of varying maturities of less than one year. As of June 30, 2004, we had approximately $1.23 billion of commercial paper outstanding with a weighted average interest rate of 1.36%. We may temporarily invest funds that are not immediately needed for these general corporate purposes.

                                 CAPITALIZATION

     The following table presents our consolidated capitalization and cash position as of June 30, 2004 and as adjusted to give effect to the issuance of the mandatory convertible preferred stock (assuming no exercise of the underwriters' option) and the application of the net proceeds from the offering offered. See "Use of Proceeds."

                                                                   (UNAUDITED)
                                                              ---------------------
                                                                AT JUNE 30, 2004
                                                              ---------------------
                                                              ACTUAL    AS ADJUSTED
                                                              -------   -----------
                                                              (AMOUNTS IN MILLIONS,
                                                               EXCEPT FOR SHARES)
Cash and cash equivalents and short-term investments........  $ 4,987     $ 4,987
                                                              -------     -------
Total debt..................................................  $ 3,715     $ 2,505
                                                              -------     -------
Shareholders' equity:
Preferred Stock, par value $1.00 per share
       Authorized -- 50,000,000 shares......................       --          --
  Series A Junior Participating Preferred Stock
       Authorized -- 12,000,000 shares
       Issued -- None.......................................       --          --
     % mandatory convertible preferred stock
       Authorized -- 28,750,000 shares
       Issued -- 25,000,000 shares ($1,250 liquidation
        preference).........................................       --     $ 1,250
Common shares, par value $.50 per share
       Authorized -- 2,400,000,000 shares
       Issued -- 2,029,686,377 shares at June 30, 2004(1)...  $ 1,015       1,015
  Paid in capital...........................................    1,288       1,248
  Retained earnings.........................................   10,618      10,618
  Accumulated other comprehensive income....................     (488)       (488)
                                                              -------     -------
                                                               12,433      13,643
  Less treasury shares -- 557,308,394 shares................    5,439       5,439
                                                              -------     -------
       Total shareholders equity............................  $ 6,994     $ 8,204
                                                              -------     -------
       Total capitalization.................................  $10,709     $10,709
                                                              -------     -------

---------------
(1) Does not reflect 90,029,074 shares reserved for issuance under stock incentive plans or pursuant to individual option grants or stock awards. As
    adjusted does not reflect      shares that will be reserved for issuance
    upon conversion of the mandatory convertible preferred stock.

              PRICE RANGE OF COMMON SHARES AND DIVIDENDS DECLARED

     Our common shares, $0.50 par value, are traded on the New York Stock Exchange under the trading symbol "SGP". The high and low closing sales prices per share for the periods indicated were as follows, together with the dividends declared per share for such periods:

                                                                             DIVIDENDS PER
                                                           HIGH     LOW      COMMON SHARE
                                                          ------   ------   ---------------
Year Ended December 31, 2001:
  First Quarter.........................................  $54.25   $34.20       $0.14
  Second Quarter........................................   43.76    35.10        0.16
  Third Quarter.........................................   39.85    32.65        0.16
  Fourth Quarter........................................   39.12    34.00        0.16
Year Ended December 31, 2002:
  First Quarter.........................................  $36.00   $30.94       $0.16
  Second Quarter........................................   30.77    23.30        0.17
  Third Quarter.........................................   25.50    20.75        0.17
  Fourth Quarter........................................   23.25    17.30        0.17
Year Ended December 31, 2003:
  First Quarter.........................................  $23.68   $15.45       $0.17
  Second Quarter........................................   20.47    16.82        0.17
  Third Quarter.........................................   19.35    14.95        0.17
  Fourth Quarter........................................   17.39    14.52        0.055
Year Ended December 31, 2004:
  First Quarter.........................................  $18.97   $15.96       $0.055
  Second Quarter........................................   18.70    16.10       $0.055
  Third Quarter (through August 3, 2004)................   19.98    17.55       $0.055

     On August 3, 2004, the closing sale price of our common shares on the New York Stock Exchange was $19.16 per share. At the close of business on July 30, 2004, there were 42,301 holders of record of our common shares.

              DESCRIPTION OF MANDATORY CONVERTIBLE PREFERRED STOCK

     The description in this prospectus supplement of the terms of our mandatory convertible preferred stock is only a summary. The terms of our mandatory convertible preferred stock are contained in a certificate of amendment of our certificate of incorporation, as amended. We have previously filed with the SEC copies of our certificate of incorporation, as amended. See "Where You Can Find More Information." The certificate of amendment will be filed as an exhibit to a Current Report on Form 8-K after the date of this prospectus supplement.

GENERAL

     Our certificate of incorporation, as amended, authorizes the issuance of 50,000,000 preferred shares, par value $1.00 per share. As of August 3, 2004, 12,000,000 shares of our Series A Junior Participating Preferred Stock have been authorized. As of August 3, 2004, no preferred shares were issued and outstanding. When issued, our mandatory convertible preferred stock will constitute a new series of our preferred shares. See "Description of Capital Stock -- Common Shares" and "Description of Capital Stock -- Preferred Shares" in the accompanying prospectus for a description of our other classes of capital stock.

     Our mandatory convertible preferred stock will constitute a single series of our preferred shares, consisting of 25,000,000 shares (or 28,750,000 shares if the underwriters exercise their option to purchase additional shares in full in accordance with the procedures set forth in "Underwriting"). The holders of our mandatory convertible preferred stock will have no preemptive rights. All of the shares of our mandatory convertible preferred stock, when issued and paid for, will be fully paid and non-assessable.

     Our mandatory convertible preferred stock will rank as to payment of dividends and distributions of assets upon our dissolution, liquidation or winding up:

     - junior to all our existing and future debt obligations;

     - junior to any class or series of our capital stock the terms of which provide that such class or series will rank senior to our mandatory convertible preferred stock (herein referred to as the "Senior Securities");

     - senior to our common shares, the Series A Junior Participating Preferred Stock and any other class or series of our capital stock the terms of which provide that such class or series will rank junior to our mandatory convertible preferred stock (herein collectively referred to as the "Junior Securities"); and

     - on a parity with any other class or series of our capital stock (herein referred to as the "Parity Securities");

in each case, whether now outstanding or to be issued in the future.

     We will not be entitled to issue any class or series of our capital stock the terms of which provide that such class or series will rank senior to our mandatory convertible preferred stock as to payment of dividends or distribution of assets upon our dissolution, liquidation or winding up without the approval of the holders of at least two-thirds of the shares of our mandatory convertible preferred stock then outstanding and any class or series of Parity Securities then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of its outstanding shares. See "-- Voting Rights."

     As of the date of this prospectus supplement, we are authorized to issue up to 2,400,000,000 common shares, $0.50 par value per share. As of June 30, 2004, 1,472,377,983 common shares were issued and outstanding. In addition, as of such date, 557,308,394 common shares were issued and held in treasury, and 90,029,074 common shares were reserved for issuance under stock incentive plans or pursuant to individual option grants or stock awards.

     Under New Jersey law, we may declare or pay dividends on our mandatory convertible preferred stock only to the extent by which our total assets exceed our total liabilities and so long as we are able to pay our debts as they become due in the usual course of our business. When the need to make these determinations arises, our board of directors will determine the amount of our total assets and total liabilities and our ability to pay our debts in accordance with New Jersey law.

DIVIDENDS

  GENERAL

     Dividends on our mandatory convertible preferred stock will be payable quarterly in cash, when and if declared, on the March 15, June 15, September 15 and December 15 of each year prior to the mandatory conversion date (or the following business day if such day is not a business day), and on the mandatory conversion date (each, a "Dividend Payment Date") at the annual rate of $
per share, subject to adjustment for stock splits, combinations, reclassifications or other similar events involving our mandatory convertible preferred stock. The initial dividend on our mandatory convertible preferred stock, for the first dividend period, assuming the issue date is August , 2004,
will be $     per share, and will be payable, when and if declared, on December
15, 2004. Each subsequent quarterly dividend on our mandatory convertible
preferred stock, when and if declared, will be $     per share, subject to
adjustment for stock splits, combinations, reclassifications or other similar events involving our mandatory convertible preferred stock.

     The amount of dividends payable on each share of our mandatory convertible preferred stock for each full quarterly period will be computed by dividing the annual dividend rate by four. The amount of dividends payable for any other period that is shorter or longer than a full quarterly dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     A dividend period is the period ending on the day before a Dividend Payment Date and beginning on the preceding Dividend Payment Date or, if none, the first date of issuance of shares of our mandatory convertible preferred stock. Except as provided under "-- Liquidation Rights" below, dividends payable, when and if declared, on a Dividend Payment Date will be payable to holders as they appear on our stock register on the later of (i) the close of business on the first calendar day (or the following business day if such first calendar day is not a business day) of the calendar month in which the applicable Dividend Payment Date falls and (ii) the close of business on the day on which our board of directors, or an authorized committee of our board of directors, declares the dividend payable. We are only obligated to pay a dividend on our mandatory convertible preferred stock if our board of directors, or an authorized committee thereof, declares the dividend payable and we are then legally permitted to pay the dividend.

     Dividends on our mandatory convertible preferred stock shall accrue and cumulate if we fail to declare one or more dividends on our mandatory convertible preferred stock in any amount, whether or not we are then legally permitted to pay such dividends.

     We are not obligated to and we will not pay holders of our mandatory convertible preferred stock any interest or sum of money in lieu of interest on any dividend not paid on a Dividend Payment Date or any other late payment. We are also not obligated to and we will not pay holders of our mandatory convertible preferred stock any dividend in excess of the full dividends on our mandatory convertible preferred stock that are payable as described above.

     If our board of directors, or an authorized committee thereof, does not declare or pay a dividend in respect of any Dividend Payment Date, our board of directors or an authorized committee thereof may declare and pay the dividend on any other date, whether or not a Dividend Payment Date. The persons entitled to receive the dividend will be holders of our mandatory convertible preferred stock as they appear on our stock register on a record date selected by the board of directors or an authorized committee thereof. That date must (i) not precede the date our board of directors or an authorized committee of our board of directors declares the dividend payable and (ii) not be more than 60 days prior to the date the dividend is paid.

  PAYMENT RESTRICTIONS

     Unless all accrued, cumulated and unpaid dividends on our mandatory convertible preferred stock for all past quarterly dividend periods shall have been paid in full, we will not:

     - declare or pay any dividend or make any distribution of assets on any Junior Securities, other than dividends or distributions in the form of Junior Securities and cash solely in lieu of fractional shares in connection with any such dividend or distribution;

     - redeem, purchase or otherwise acquire any Junior Securities or pay or make any monies available for a sinking fund for such Junior Securities, other than (A) upon conversion or exchange for other Junior Securities,
       (B) redemptions or purchases of any Series A Junior Participating Preferred Stock purchase rights or (C) the purchase of fractional interests in shares of any Junior Securities pursuant to the conversion or exchange provisions of such Junior Securities; or

     - redeem, purchase or otherwise acquire any Parity Securities, except upon conversion into or exchange for other Parity Securities or Junior Securities and cash solely in lieu of fractional shares in connection with any such conversion or exchange, provided, however, that in the case of a redemption, purchase or other acquisition of Parity Securities upon conversion into or exchange for other Parity Securities (A) the aggregate amount of the liquidation preference of such other Parity Securities does not exceed the aggregate amount of the liquidation preference, plus accrued, cumulated and unpaid dividends, of the Parity Securities that are converted into or exchanged for such other Parity Securities, (B) the aggregate number of common shares issuable upon conversion, redemption or exchange of such other Parity Securities does not exceed the aggregate number of common shares issuable upon conversion, redemption or exchange of the Parity Securities that are converted into or exchanged for such other Parity Securities and (C) such other Parity Securities contain terms and conditions (including, without limitation, with respect to the payment of dividends, dividend rates, liquidation preferences, voting and representation rights, payment restrictions, anti-dilution rights, change of control rights, covenants, remedies and conversion and redemption rights) that are not materially less favorable, taken as a whole, to us or the holders of our mandatory convertible preferred stock than those contained in the Parity Securities that are converted or exchanged for such other Parity Securities.

REDEMPTION

     Our mandatory convertible preferred stock will not be redeemable.

MANDATORY CONVERSION

     Each share of our mandatory convertible preferred stock, unless previously converted, will automatically convert on September 14, 2007, which we call the mandatory conversion date, into a number of common shares equal to the conversion rate described below. In addition to the number of common shares issuable upon conversion of each share of our mandatory convertible preferred stock on the mandatory conversion date, holders will have the right to receive an amount in cash equal to all accrued, cumulated and unpaid dividends on our mandatory convertible preferred stock, whether or not declared prior to that date, for the then-current dividend period until the mandatory conversion date and all prior dividend periods (other than previously declared dividends on our mandatory convertible preferred stock payable to holders of record as of a prior date), provided that we are legally permitted to pay such dividends at such time.

     The conversion rate, which is the number of common shares issuable upon conversion of each share of our mandatory convertible preferred stock on the applicable conversion date, will, subject to adjustment as described under "-- Anti-Dilution Adjustments" below, be as follows:

     - if the applicable market value (as defined below) of our common shares is
       equal to or greater than $          , which we call the "threshold
       appreciation price," then the conversion rate will be           common
       shares per share of our mandatory convertible preferred stock (the "minimum conversion rate"), which is equal to $50.00 divided by
       $          (the threshold appreciation price);

     - if the applicable market value of our common shares is less than
       $          (the threshold appreciation price) but greater than
       $          , which we call the "initial price," then the conversion rate will be equal to $50.00 divided by the applicable market value of our common shares; or

     - if the applicable market value of our common shares is less than or equal
       to $          (the initial price), then the conversion rate will be
                 common shares per share of our mandatory convertible preferred stock (the "maximum conversion rate"), which is equal to $50.00 divided
       by $          (the initial price).

     We refer to the minimum conversion rate and the maximum conversion rate collectively as the "fixed conversion rates."

     Accordingly, assuming that the market price of our common shares on the mandatory conversion date is the same as the applicable market value, the aggregate market value of the shares you receive upon conversion will be:

     - greater than the liquidation preference of our mandatory convertible preferred stock if the applicable market value is greater than the threshold appreciation price,

     - equal to the liquidation preference if the applicable market value is less than or equal to the threshold appreciation price and greater than or equal to the initial price, and

     - less than the liquidation preference if the applicable market value is less than the initial price.

     "Applicable market value" means the average of the closing prices per share of our common shares on each of the 20 consecutive trading days ending on the third trading day immediately preceding the mandatory conversion date. The "initial price" is the closing price of our common shares on the New York Stock
Exchange on August     , 2004. The threshold appreciation price represents an
approximately    % appreciation over the initial price.

     The "closing price" of our common shares or any securities distributed in a spin-off, as the case may be, on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of our common shares or any such securities distributed in a spin-off, as the case may be, on the New York Stock Exchange on that date. If our common shares or any such securities distributed in a spin-off, as the case may be, are not traded on the New York Stock Exchange on any date of determination, the closing price of our common shares or such securities on any date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which our common shares or such securities are so listed or quoted, or if our common shares or such securities are not so listed or quoted on a U.S. national or regional securities exchange, as reported by the Nasdaq stock market, or, if no closing price for our common shares or such securities is so reported, the last quoted bid price for our common shares or such securities in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if that bid price is not available, the market price of our common shares or such securities on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

     A "trading day" is a day on which our common shares:

     - are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

     - has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common shares.

     For purposes of the prospectus supplement, all references herein to the closing price of our common shares on the New York Stock Exchange shall be such closing price as reflected on the website of the New York Stock Exchange (www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing sale price on the website of the New York Stock Exchange shall govern.

CONVERSION

     Conversion into common shares will occur on the mandatory conversion date, unless:

     - we have caused the conversion of our mandatory convertible preferred stock prior to the mandatory conversion date in the manner described in "-- Provisional Conversion at Our Option";

     - you have converted your shares of our mandatory convertible preferred stock prior to the mandatory conversion date, in the manner described in "-- Conversion at the Option of the Holder"; or

     - we are involved in a merger or consolidation prior to the earlier of the mandatory conversion date and the provisional conversion notice date in which at least 30% of the consideration for our common shares consists of cash or cash equivalents, and you have converted your shares of our mandatory convertible preferred stock through an exercise of the merger early conversion right in the manner described in "-- Early Conversion upon Cash Merger."

     On the mandatory conversion date certificates representing our common shares will be issued and delivered to you or your designee upon presentation and surrender of the certificate evidencing our mandatory convertible preferred stock, if shares of our mandatory convertible preferred stock are held in certificated form, and compliance with some additional procedures.

     The person or persons entitled to receive the common shares issuable upon conversion of the mandatory convertible preferred stock will be treated as the record holder(s) of such shares as of the close of business on the applicable conversion date. Prior to the close of business on the applicable conversion date, the common shares issuable upon conversion of our mandatory convertible preferred stock will not be deemed to be outstanding for any purpose and you will have no rights with respect to the common shares, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common shares, by virtue of holding our mandatory convertible preferred stock.

PROVISIONAL CONVERSION AT OUR OPTION

     Prior to the mandatory conversion date, if the closing price per share of our common shares has exceeded 150% of the threshold appreciation price,
initially $          , subject to anti-dilution adjustments, for at least 20
trading days within a period of 30 consecutive trading days ending on the trading day prior to the date that we notify you of the optional conversion, we may, at our option, cause the conversion of all, but not less than all, of the shares of our mandatory convertible preferred stock then outstanding into our common shares. Such conversion shall be made at the minimum conversion rate of common shares for each share of our mandatory convertible preferred stock, subject to adjustment as described under "-- Anti-Dilution Adjustments" below. We will provide a notice of such conversion to each holder of our mandatory convertible preferred stock by mail and issue a press release and publish such information on our website on the World Wide Web; provided that the failure to issue such press release or publish such information on our website will not act to prevent or delay such conversion. The date specified in such notice for the optional conversion shall be at least 30 days but no more than 60 days from the date of such notice. We will be able to cause this conversion only if, in addition to issuing you the common shares as described above, we are then legally permitted to, and do, pay you in cash (i) an amount equal to any accrued, cumulated and unpaid dividends on your shares of our mandatory convertible preferred stock then outstanding, whether or not declared (other than previously declared dividends on your shares of our mandatory convertible preferred stock payable to holders of record as of a prior date), plus (ii) the present value of all remaining future dividend payments on your shares of our mandatory convertible preferred stock through and including September 14, 2007. The present value of the remaining future dividend payments will be computed using a discount rate equal to the Treasury Yield. "Treasury Yield" means the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the date fixed for conversion (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term to September 14, 2007, provided, however, that if the then remaining term to September 14, 2007 is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the then remaining term to September 14, 2007 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

CONVERSION AT THE OPTION OF THE HOLDER

     Holders of our mandatory convertible preferred stock have the right to convert the mandatory convertible preferred stock, in whole or in part, at any time prior to the mandatory conversion date, into our common shares at the
minimum conversion rate of           common shares per share of our mandatory
convertible preferred stock, subject to adjustment as described under "-- Anti-Dilution Adjustments" below.

     In addition to the number of common shares issuable upon conversion of each share of our mandatory convertible preferred stock at the option of the holder on the effective date of any early conversion (herein referred to as the early conversion date), each converting holder will have the right to receive an amount in cash equal to all accrued, cumulated and unpaid dividends on such converted share(s) of mandatory convertible preferred stock, whether or not declared prior to that date, for the portion of the then-current dividend period until the early conversion date and all prior dividend periods (other than previously declared dividends on our mandatory convertible preferred stock payable to holders of record as of a prior date), provided that we are then legally permitted to pay such dividends. Except as described above, upon any optional conversion of our mandatory convertible preferred stock, we will make no payment or allowance for unpaid dividends on our mandatory convertible preferred stock.

EARLY CONVERSION UPON CASH MERGER

     Prior to the earlier of the mandatory conversion date and the date on which we provide you with notice of a provisional conversion at our option (so long as the provisional conversion occurs within the time period described above in "-- Provisional Conversion at Our Option"), if we are involved in a merger or consolidation (other than a merger or consolidation in which we are the continuing corporation and in which our common shares outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property) in which at least 30% of the consideration for our common shares consists of cash or cash equivalents, which we refer to as a "cash merger," then on or after the date of the cash merger until the date on which the merger early conversion right (as defined below) must be exercised, each holder of our mandatory convertible preferred stock will have the right to convert our mandatory convertible preferred stock at the conversion rate determined as set forth under "-- Mandatory Conversion" assuming that the trading day immediately before the cash merger is the mandatory conversion date. We refer to this right as the "merger early conversion right." We or the surviving corporation in the merger or consolidation will provide each holder with a notice of the completion of a cash merger within five business days thereof. The notice will specify the conversion date, which shall be not less than 20 nor more than 35 days after the date of the notice, on which the merger early conversion will occur and the date by which each holder's merger early conversion right must be exercised. The notice will set forth, among other things, the applicable conversion rate and the amount of the cash, securities and other consideration receivable by the holder upon conversion. To exercise the merger early conversion right, a holder must deliver to the transfer agent, on or before the close of business on the date specified in the notice, the certificate evidencing such holder's shares of our mandatory convertible preferred stock, if our mandatory convertible preferred stock are held in certificated form. If a holder exercises the merger early conversion right, we or the surviving corporation will deliver or cause to be delivered to such holder on the merger early conversion date the net cash, securities and other property that such holder would have been entitled to receive if it had converted its shares of our mandatory convertible preferred stock immediately before the cash merger at the conversion rate (determined as set forth under "-- Mandatory Conversion") in effect at such time as described above and that such holder was not the counterparty to the cash merger or an affiliate of such other party and did not exercise any rights of election with respect to the kind or amount of consideration to be received. If a holder does not elect to exercise the merger early conversion right, such holder's shares of our mandatory convertible preferred stock will remain outstanding and subject to conversion on the mandatory conversion date or any applicable optional conversion date or provisional conversion date.

     In addition to the number of common shares issuable upon conversion of each share of our mandatory convertible preferred stock at the option of the holder on the effective date of any merger early conversion (herein referred to as the merger early conversion date), each converting holder will have the right to receive an amount in cash equal to all accrued, cumulated and unpaid dividends on such converted share(s) of mandatory convertible preferred stock, whether or not declared prior to that date, for the portion of the then-current dividend period until the merger early conversion date and all prior dividend periods (other than previously declared dividends on our mandatory convertible preferred stock payable to holders of record as of a prior date), provided that we are then legally permitted to pay such dividends.

ANTI-DILUTION ADJUSTMENTS

     Each fixed conversion rate and the number of common shares to be delivered upon conversion will be adjusted if:

         (1) We pay dividends (and other distributions) on our common shares in common shares.

         (2) We issue to all holders of our common shares rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase our common shares at less than the "current market price," as defined below, of our common shares on the date fixed for the determination of shareholders entitled to receive such rights or warrants.

         (3)  We subdivide, split or combine our common shares.

         (4) We distribute to all holders of our common shares evidences of our indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution covered by clauses (1) or (3) above, any rights or warrants referred to in
     (2) above, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), in which event each fixed conversion rate in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution will be multiplied by a fraction,

     - the numerator of which is the current market price per share of our common shares on the date fixed for determination, and

     - the denominator of which is the current market price per share of our common shares minus the fair market value, as determined by our board of directors, except as described in the following paragraph, of the portion of the evidences of indebtedness, shares, securities, cash or other assets so distributed applicable to one common share.

     In the event that we make a distribution to all holders of our common shares consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit of ours (herein referred to as a "spin-off"), each fixed conversion rate will be adjusted by multiplying such conversion rate in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by a fraction, the numerator of which is the current market price per share of our common shares as of the fifteenth trading day after the "ex-date" for such distribution, plus the fair market value of the portion of those shares of capital stock or similar equity interests so distributed applicable to one common share as of the fifteenth trading day after the "ex-date" for such distribution, and the denominator of which is the current market price per share of our common shares, in each case as of the fifteenth trading day after the "ex-date" for such distribution.

         (5) We make a distribution consisting exclusively of cash to all holders of our common shares, excluding (a) any cash dividend on our common shares to the extent that the aggregate cash dividend per share of our common shares does not exceed (i) $0.055 in any fiscal quarter in the case of a quarterly dividend or (ii) $0.22 in the prior twelve months in the case of an annual dividend (each such number, the "dividend threshold amount"), (b) any cash that is distributed in a reorganization event (as described below) or as part of a distribution referred to in clause (4) above, (c) any dividend or distribution in connection with our liquidation, dissolution or winding up, and (d) any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries, in which event, each fixed conversion rate in effect immediately prior to the close of business on the date fixed for determination of the holders of our common shares entitled to receive such distribution will be multiplied by a fraction,

     - the numerator of which will be the current market price of our common shares on the date fixed for such determination; and

     - the denominator of which will be the current market price of our common shares on the date fixed for such determination less the amount per share of such dividend or distribution.

     If an adjustment is required to be made as set forth in this clause as a result of a distribution (1) that is a quarterly or annual dividend, such adjustment would be based on the amount by which such dividend exceeds the applicable dividend threshold amount or (2) that is not a quarterly or annual dividend, such adjustment would be based on the full amount of such distribution.

     The dividend threshold amount is subject to adjustment on an inversely proportional basis whenever fixed conversion rates are adjusted, provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the fixed conversion rates pursuant to this clause (5) or clauses (2), (4), (6), (7) or (8).

         (6) We or any of our subsidiaries successfully complete a tender or exchange offer for our common shares to the extent that the cash and the value of any other consideration included in the payment per share of our common shares exceeds the current market price per share of our common shares on the seventh trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, in which event each fixed conversion rate in effect immediately prior to the opening of business on the eighth trading day after the date of expiration of the tender or exchange offer will be divided by a fraction:

     - the numerator of which shall be equal to (A) the product of (I) the current market price per share of our common shares on the seventh trading day after the date of expiration of the tender or exchange offer multiplied by (II) the number of common shares outstanding (including any shares validly tendered and not withdrawn) at such time less (B) the amount of cash plus the fair market value, as determined by our board of directors, of the aggregate consideration payable for all the common shares purchased in such tender or exchange offer, and

     - the denominator of which will be the product of the number of common shares outstanding (including any shares validly tendered and not withdrawn) less the number of all shares validly tendered and not withdrawn as of the expiration time and the current market price per common share on the seventh trading day next succeeding the expiration of the tender or exchange offer.

         (7) Someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the expiration time of the offer, our board of directors is not recommending rejection of the offer, in which event each fixed conversion rate in effect immediately prior to the close of business on the date of the expiration time of the offer will be multiplied by a fraction:

     - the numerator of which will be the sum of (x) the fair market value, as determined by our board of directors, of the aggregate consideration payable to all holders of our common shares based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the expiration of the offer and (y) the product of (A) the number of common shares outstanding less any such purchased shares and (B) the current market price per common share on the seventh trading day next succeeding the expiration of the tender or exchange offer, and

     - the denominator of which will be the product of the number of common shares outstanding, including any such purchased shares, and the current market price per common share on the seventh trading day next succeeding the expiration of the tender or exchange offer.

     The adjustment referred to in this clause (7) will only be made if:

     - the tender offer or exchange offer is for an amount that increases the offeror's ownership of common shares to more than 30% of the total common shares outstanding; and

     - the cash and fair market value of any other consideration included in the payment per common share exceeds the current market price per common share on the seventh trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

     However, the adjustment referred to in this clause will generally not be made if, as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of all or substantially all of our assets.

         (8) To the extent that we have a rights plan in effect with respect to our common shares on any conversion date, upon conversion of any shares of our mandatory convertible preferred stock, you will receive, in addition to our common shares, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from our common shares, in which case each fixed conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our common shares as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

     The "current market price" is the average of the daily closing price per share of our common shares on each of the five consecutive trading days preceding the earlier of the day preceding the date in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term "ex date," when used with respect to any such issuance or distribution, means the first date on which our common shares trade without the right to receive such issuance or distribution. For the purposes of determining the adjustment to the fixed conversion rate for the purposes of clause (4) in the event of a spin-off, the "current market price" per share of our common shares means the average of the closing prices over the first ten trading days commencing on and including the fifth trading day following the "ex-date" for such distribution.

     In the event of (a) any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the continuing corporation and in which the common shares outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person), (b) any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets, (c) any reclassification of our common shares into securities including securities other than our common shares, or (d) any statutory exchange of our securities with another person (other than in connection with a merger or acquisition) (herein referred to as "reorganization events"), each share of our mandatory convertible preferred stock outstanding immediately prior to such reorganization event would, without the consent of the holders of our mandatory convertible preferred stock, become convertible into the kind of securities, cash and other property receivable in such reorganization event by a holder of our common shares that was not the counterparty to the reorganization event or an affiliate of such other party and did not exercise any rights of election with respect to the kind or amount of consideration to be received upon such reorganization event on the mandatory conversion date or upon any subsequent conversion by us or at the option of the holders (other than a merger early conversion). In such event, on the applicable conversion date, the applicable conversion rate then in effect will be applied to determine the amount and value of securities, cash or property a holder of one common share would have received in such transaction (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date such shares of our mandatory convertible preferred stock are actually converted). The applicable conversion rate shall be (a) the minimum conversion rate, in the case of an early conversion date or a provisional conversion date, and (b) determined based upon the definition of the conversion rate in the case of the mandatory conversion date, in each case, determined using the applicable market value of the exchanged property. Holders have the right to convert their shares of our mandatory convertible preferred stock early in the event of certain cash mergers as described under "-- Early Conversion upon Cash Merger."

     In addition, we may make such increases in each fixed conversion rate as we deem advisable in order to avoid or diminish any income tax to holders of our common shares resulting from any dividend or distribution of our shares (or issuance of rights or warrants to acquire our shares) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed conversion rate.

     In the event of a taxable distribution to holders of our common shares that results in an adjustment of each fixed conversion rate or an increase in each fixed conversion rate in our discretion, holders of our mandatory convertible preferred stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In addition, non-U.S. holders of our mandatory convertible preferred stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See "Certain United States Federal Income Tax
Considerations -- U.S. Holders -- Adjustment of Conversion Rate" in this prospectus supplement.

     Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. Prior to September 14, 2007, no adjustment in the conversion rate will be required unless the adjustment would require an increase or decrease of at least one percent in the conversion rate. If any adjustment is not required to be made because it would not change the conversion rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided that on September 14, 2007, adjustments to the conversion rate will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

     No adjustment to the conversion rate need be made if holders may participate in the transaction that would otherwise give rise to an adjustment, so long as the distributed assets or securities the holders would receive upon conversion of the mandatory convertible preferred stock, if convertible, exchangeable, or exercisable, are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 45 days following conversion of the mandatory convertible preferred stock.

     The applicable conversion rate will not be adjusted:

         (a) upon the issuance of any common shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common shares under any plan;

         (b) upon the issuance of any common shares or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

         (c) upon the issuance of any common shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the mandatory convertible preferred stock were first issued;

         (d) for a change in the par value or no par value of the common shares; or

         (e)  for accrued, cumulated and unpaid dividends.

     We will be required, as soon as practicable after the conversion rate is adjusted, to provide or cause to be provided written notice of the adjustment to the holders of shares of mandatory convertible preferred stock. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to each fixed conversion rate was determined and setting forth each revised fixed conversion rate.

     If an adjustment is made to the fixed conversion rates, an adjustment also will generally be made to the threshold appreciation price and the initial price solely for the purposes of determining which clauses of the definition of the conversion rate will apply on the conversion date.

FRACTIONAL SHARES

     No fractional common shares will be issued to holders of our mandatory convertible preferred stock upon conversion. In lieu of any fractional common share otherwise issuable in respect of the aggregate number of shares of our mandatory convertible preferred stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of:

     - in the case of mandatory conversion, an early conversion at our option or a merger early conversion, the average of the daily closing price per common share for each of the five

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consecutive trading days preceding the trading day immediately preceding the date of conversion; or

     - in the case of each early conversion at the option of a holder, the closing price per common share determined as of the second trading day immediately preceding the effective date of conversion.

     If more than one share of our convertible preferred stock is surrendered for conversion at one time by or for the same holder, the number of full common shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of our mandatory convertible preferred stock so surrendered.

COMMON SHARE RIGHTS

     Reference is made to the "Description of Capital Stock -- Common Shares" in the accompanying prospectus for a description of the rights of holders of common shares to be delivered upon conversion of our mandatory convertible preferred stock.

LIQUIDATION RIGHTS

     In the event of our liquidation, dissolution or winding up, subject to the rights of holders of any shares of our capital stock then outstanding ranking senior to or pari passu with our mandatory convertible preferred stock in respect of distributions upon our liquidation, dissolution or winding up, the holders of our mandatory convertible preferred stock then outstanding will be entitled to receive, out of our net assets legally available for distribution to shareholders, before any distribution or payment is made on any shares of our capital stock ranking junior as to the distribution of assets upon our voluntary or involuntary liquidation, dissolution or the winding up of our affairs, a liquidating distribution in the amount of $50.00 per share, subject to adjustment for stock splits, combinations, reclassifications or other similar events involving our mandatory convertible preferred stock, plus an amount equal to the sum of all accrued, cumulated and unpaid dividends, whether or not declared, for the portion of the then-current dividend period until the payment date and all prior dividend periods and such holders shall be deemed to be the holders of record for such dividend periods or portions thereof.

     For the purpose of the immediately preceding paragraph, none of the following will constitute or be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of our affairs:

     - the sale, transfer, lease or conveyance of all or substantially all of our property or business;

     - the consolidation or merger of Schering-Plough Corporation with or into any other person; or

     - the consolidation or merger of any other person with or into Schering-Plough Corporation.

     In the event our assets available for distribution to the holders of our preferred shares, including our mandatory convertible preferred stock, upon any liquidation, dissolution or winding up, whether voluntary or involuntary, are insufficient to pay in full all amounts to which such holders are entitled, the holders of our mandatory convertible preferred stock and the holders of our securities ranking pari passu with our mandatory convertible preferred stock as to distribution of assets upon such liquidation, dissolution or winding up, shall share ratably in any distribution of assets based upon the proportion of the full respective liquidation preference of such series to the aggregate liquidation preference for all outstanding shares for each series.

     After the payment to the holders of our mandatory convertible preferred stock of the full preferential amounts provided for above, the holders of our mandatory convertible preferred stock will have no right or claim to any of our remaining assets.

VOTING RIGHTS

     The holders of our mandatory convertible preferred stock are not entitled to any voting rights, except as required by applicable state law, our certificate of incorporation, as amended, and as described below.

     Unless the approval of a greater number of shares of our mandatory convertible preferred stock is required by law, we will not, without the approval of the holders of at least two-thirds of the shares of our mandatory convertible preferred stock then outstanding voting separately as a single class, amend, alter or repeal any provisions of our certificate of incorporation, as amended, by way of merger, consolidation, combination, reclassification or otherwise, so as to affect adversely any right, preference or voting power of the holders of our mandatory convertible preferred stock, provided that any amendment of the provisions of the certificate of incorporation so as to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any Parity Securities or Junior Securities shall be deemed not to affect adversely the right, preference or voting power of the holders of our mandatory convertible preferred stock. Notwithstanding anything in the foregoing to the contrary, any amendment, alteration or repeal of any of the provisions of our certificate of incorporation occurring in connection with any merger or consolidation of us of the type described in clause (a) of the definition of reorganization event (as defined above) or any statutory exchange of our securities with another person (other than in connection with a merger or acquisition) of the type described in clause (d) of the definition of reorganization event shall be deemed not to adversely affect the rights, preferences or voting power of the holders of our mandatory convertible preferred stock, provided that, subject to a holder's merger early conversion right, in the event that we do not survive the transaction, the shares of our mandatory convertible preferred stock will become shares of the successor person, having in respect of such successor person the same rights, preferences or voting powers of the holders of our mandatory convertible preferred stock immediately prior to the consummation of such merger, consolidation, or statutory exchange and shall be convertible into the kind and amount of net cash, securities and other property as determined in accordance with the provisions governing reorganization events as described above, provided further that following any such merger consolidation or statutory exchange, such successor person shall succeed to and be substituted for us with respect to, and may exercise all of our rights and powers under, the mandatory convertible preferred stock.

     In addition, we will not, without the approval of the holders of at least two-thirds of the shares of our mandatory convertible preferred stock and any class or series of Parity Securities then outstanding, voting together as a single class:

     - reclassify any of our authorized shares into any shares of any class, or any obligation or security convertible into or evidencing a right to purchase such shares, ranking senior to our mandatory convertible preferred stock as to payment of dividends or distribution of assets upon our dissolution, liquidation or winding up; or

     - issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase any stock of any class or series ranking senior to our mandatory convertible preferred stock as to payment of dividends or distribution of assets upon our dissolution, liquidation or winding up; provided that we may issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any shares of capital stock ranking on a parity with or junior to our mandatory convertible preferred stock as to payment of dividends or distribution of assets upon our dissolution, liquidation or winding up without the vote of the holders of our mandatory convertible preferred stock.

     If and whenever an amount equal to six full quarterly dividends, whether or not consecutive, payable on any class or series of our preferred shares, including our mandatory convertible preferred stock, are not paid or otherwise declared and set aside for payment, the holders of our preferred shares, including our mandatory convertible preferred stock, voting separately as a single class shall be entitled to increase the authorized number of directors on our board of directors by two and elect such two additional directors to our board of directors at the next annual meeting or special meeting of our shareholders. Not later than 40 days after the entitlement arises our board of directors shall convene a special meeting of the holders of our preferred shares for the purpose of electing the additional two directors. If our board of directors fails to convene such meeting within such 40-day period, then holders of 10% of our outstanding preferred shares, including our mandatory convertible preferred stock, taken as a single class, may call the meeting. If all accrued, cumulated and unpaid dividends in default on our preferred shares, including our mandatory convertible preferred stock, have been paid in full or declared and set apart for payment, the holders of our mandatory convertible preferred stock and our other preferred shares will no longer have the right to vote on directors and the term of office of each director so elected will terminate at the next annual meeting of shareholders and the authorized number of our directors will, without further action, be reduced accordingly.

     In any case where the holders of our mandatory convertible preferred stock are entitled to vote as a class, each holder of our mandatory convertible preferred stock will be entitled to one vote for each share of our mandatory convertible preferred stock. In any case where the holders of our mandatory convertible preferred stock are entitled to vote as a class with holders of Parity Securities or other classes or series of preferred shares, each class or series shall have a number of votes proportionate to the aggregate liquidation preference of its outstanding shares.

     In addition to the requirements set forth above, under New Jersey law, holders of our mandatory convertible preferred stock generally have the right to vote as a class upon any proposed amendment to our certificate of incorporation that would adversely affect or subordinate their rights or preferences as holders of the mandatory convertible preferred stock. Such an amendment generally would require the affirmative vote of a majority of the votes cast by the holders of the shares of capital stock entitled to vote thereon, and, if any class or series of capital stock is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote.

MISCELLANEOUS

     We will at all times reserve and keep available out of our authorized and unissued common shares or shares held in the treasury by us, solely for issuance upon the conversion of our mandatory convertible preferred stock, that number of common shares as shall from time to time be issuable upon the conversion of all our mandatory convertible preferred stock then outstanding. Any shares of our mandatory convertible preferred stock converted into our common shares or otherwise reacquired by us shall resume the status of authorized and unissued preferred shares, undesignated as to series, and shall be available for subsequent issuance.

TRANSFER AGENT, REGISTRAR AND PAYING AGENT

     The Bank of New York will act as transfer agent, registrar, and paying agent for the payment of dividends for our mandatory convertible preferred stock.

TITLE

     We, the transfer agent, registrar and paying agent may treat the registered holder of our mandatory convertible preferred stock as the absolute owner of our mandatory convertible preferred stock for the purpose of making payment and settling the related conversions and for all other purposes.

BOOK-ENTRY, DELIVERY AND FORM

     The Depository Trust Company, or DTC, will act as securities depositary for our mandatory convertible preferred stock. Our mandatory convertible preferred stock will be issued only as fully registered securities registered in the name of Cede & Co., the depositary's nominee. One or more fully registered global security certificates, representing the total aggregate number of shares of our mandatory convertible preferred stock, will be issued and deposited with or on behalf of the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

     The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer beneficial interests in our mandatory convertible preferred stock so long as our mandatory convertible preferred stock is represented by global security certificates.

     The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

     The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thus eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc., collectively referred to as participants. Access to the depositary system is also available to others, including securities brokers and dealers, bank and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant, collectively referred to as indirect participants. The rules applicable to the depositary and its participants are on file with the SEC.

     Except as otherwise required by applicable law, no shares of our mandatory convertible preferred stock represented by global security certificates may be exchanged in whole or in part for our mandatory convertible preferred stock registered, and no transfer of global security certificates will be made in whole or in part for our mandatory convertible preferred stock registered, and no transfer of global security certificates in whole or in part may be registered, in the name of any person other than the depositary or any nominee of the depositary, unless (i) the depositary has notified us that it is unwilling or unable to continue as depositary for the global security certificates and we do not appoint a qualified replacement within 90 days, (ii) the depositary has ceased to be qualified to act as such and we do not appoint a qualified replacement within 90 days, or (iii) we decide to discontinue the use of book-entry transfer through the depositary (or any successor depositary). All of our mandatory convertible preferred stock represented by one or more global security certificates or any portion of them will be registered in those names as the depositary may direct.

     As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or that nominee will be considered the sole owner and holder of the global security certificates and all of our mandatory convertible preferred stock represented by those certificates for all purposes under our mandatory convertible preferred stock. Notwithstanding the foregoing, nothing herein shall prevent us, the registrar or any agent of ours or the registrar from giving effect to any written certification, proxy or other authorization furnished by the depositary or impair, as between the depositary and its members or participants, the operation of customary practices of the depositary governing the exercise of the rights of a holder of a beneficial interest in any global security certificates. The depositary or any nominee of the depositary may grant proxies or otherwise authorize any person to take any action that the depositary or such nominee is entitled to take pursuant to our mandatory convertible preferred stock, the certificate of amendment of our certificate of incorporation, which contains the terms of our mandatory convertible preferred stock, or our certificate of incorporation, as amended.

     Except in the limited circumstances referred to above or as otherwise required by applicable law, owners of beneficial interests in global security certificates will not be entitled to have the global security certificates or our mandatory convertible preferred stock represented by those certificates registered in their names, will not receive or be entitled to receive physical delivery of our mandatory convertible preferred stock certificates in exchange and will not be considered to be owners or holders of the global security certificates or any of our mandatory convertible preferred stock represented by those certificates for any purpose under our mandatory convertible preferred stock. All payments on our mandatory convertible preferred stock represented by the global security certificates and all related transfers and deliveries of common shares will be made to the depositary or its nominee as their holder.

     Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee with respect to participants' interests or by the participant with respect to interests of persons held by the participants on their behalf.

     Procedures for conversion on the conversion date or upon early conversion will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit the settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time.

     Neither we nor any of our agents will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to those beneficial ownership interests.

     The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

REPLACEMENT OF MANDATORY CONVERTIBLE PREFERRED STOCK CERTIFICATES

     If physical certificates are issued, we will replace any mutilated certificate at your expense upon surrender of that certificate to the transfer agent. We will replace certificates that become destroyed, stolen or lost at your expense upon delivery to us and the transfer agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the transfer agent and us.

     However, we are not required to issue any certificates representing our mandatory convertible preferred stock on or after the applicable conversion date. In place of the delivery of a replacement certificate following the applicable conversion date, the transfer agent, upon delivery of the evidence and indemnity described above, will deliver the common shares pursuant to the terms of our mandatory convertible preferred stock formerly evidenced by the certificate.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain U.S. federal income tax consequences relevant to the purchase, ownership, and disposition of our mandatory convertible preferred stock and common shares received in respect thereof. The following summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations and judicial and administrative authority, all of which are subject to change, possibly with retroactive effect. State, local and foreign tax consequences are not summarized, nor are tax consequences to special classes of investors including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, dealers in securities, persons liable for the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, and persons that will hold our mandatory convertible preferred stock or common shares as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction. Tax consequences may vary depending upon the particular status of an investor. The summary is limited to taxpayers who will hold our mandatory convertible preferred stock and our common shares received in respect thereof as "capital assets" (generally, held for investment) and who purchase the mandatory convertible preferred stock in the initial offering at the initial offering price. Each potential investor should consult with its own tax adviser as to the federal, state, local, foreign and any other tax consequences of the purchase, ownership, conversion, and disposition of our mandatory convertible preferred stock and common shares.

                                  U.S. HOLDERS

     The discussion in this section is addressed to a holder of our mandatory convertible preferred stock and common shares received in respect thereof that is a U.S. holder for federal income tax purposes. You are a U.S. holder for United States federal income tax purposes if you are (i) a citizen or resident of the United States, (ii) a corporation created or organized in the United States or under the laws of the United States or of any State (including the District of Columbia), (iii) an estate whose income is subject to United States federal income tax regardless of its source or (iv) a trust if (x) a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust or (y) the trust has validly elected to be treated as a U.S. domestic trust.

DIVIDENDS

     Distributions with respect to our mandatory convertible preferred stock and our common shares (other than certain stock distributions) will be taxable as dividend income when paid to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to our mandatory convertible preferred stock or common shares exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder's adjusted tax basis in such mandatory convertible preferred stock or common shares, as the case may be, and thereafter as capital gain (and such distribution will not be eligible for the dividends received deduction).

     Investors should be aware that although we believe that the mandatory convertible preferred stock should not constitute "disqualified preferred stock" within the meaning of Section 1059(f) of the Code, the matter is not free from doubt. If the mandatory convertible preferred stock were to be characterized as "disqualified preferred stock," then dividends paid in respect of the stock would constitute "extraordinary dividends" with the result that: (i) U.S. holders that are corporations would be required to (x) reduce their stock basis in our mandatory convertible preferred stock (but not below zero) by the portion of any dividends received by them in respect of our mandatory convertible preferred stock that are not taxed because of the dividends received deduction and (y) treat the non-taxed portion of such dividends as gain from the sale or exchange of our mandatory convertible preferred stock for the taxable year in which such dividend is received (to the extent that the non-taxed portion of such dividend exceeds such U.S. holder's basis), and (ii) U.S. holders that are individuals would be required to treat any losses on the sale of mandatory convertible preferred stock as long-term capital losses to the extent of dividends received by them in respect of our mandatory convertible preferred stock that qualify for the reduced 15% tax rate (see below). Similarly, if a dividend were to be paid in respect of our mandatory convertible preferred stock that is in excess of 5% of a U.S. holder's adjusted tax basis in the mandatory convertible preferred stock (as could occur if accumulated and unpaid dividends were allowed to accumulate to a sufficiently large amount), such a dividend would also constitute an "extraordinary dividend" with the results described in clauses (i) and (ii) above.

     Subject to certain exceptions for short-term and hedged positions, distributions constituting dividend income received by an individual in respect of our mandatory convertible preferred stock and common shares before January 1, 2009 are subject to taxation at a maximum rate of 15%. Similarly, subject to similar exceptions for short-term and hedged positions, distributions on our mandatory convertible preferred stock and common shares constituting dividend income paid to holders that are U.S. corporations will qualify for the dividends received deduction. A U.S. holder should consult its own tax advisers regarding the availability of the reduced dividend tax rate and the dividends received deduction in the light of its particular circumstances.

DISPOSITIONS

     A U.S. holder will generally recognize capital gain or loss on a sale or exchange of our mandatory convertible preferred stock or our common shares equal to the difference between the amount realized upon the sale or exchange and the holder's adjusted tax basis in the shares sold or exchanged. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period for the shares sold or exchanged is more than one year. Long-term capital gains of noncorporate taxpayers are generally taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of net capital losses by individuals and corporations is subject to limitations.

CONVERSION INTO COMMON SHARES

     As a general rule, a U.S. holder will not recognize any gain or loss in respect of the receipt of common shares upon the conversion of our mandatory convertible preferred stock. The adjusted tax basis of common shares received on conversion will equal the adjusted tax basis of the mandatory convertible preferred stock converted (reduced by the portion of adjusted tax basis allocated to any fractional common shares exchanged for cash and subject to downward adjustment, if any, described below), and the holding period of such common shares received on conversion will generally include the period during which the converted mandatory convertible preferred stock was held prior to conversion.

     Cash received in lieu of a fractional common share will generally be treated as a payment in a taxable exchange for such fractional common share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional common share.

     In the event we exercise our option to cause an early conversion of the mandatory convertible preferred stock, and, in respect of such conversion, pay a U.S. holder cash in an amount equal to the net present value of future dividends (see "Description of Mandatory Convertible Preferred Stock -- Provisional Conversion at Our Option"), such cash should be taxable (to the extent of gain realized by the U.S. holder) either as a dividend, in the event we have sufficient accumulated earnings and profits at the time of such conversion, or otherwise as capital gain. For this purpose, a U.S. holder realizes gain on the conversion equal to the excess, if any, of the sum of the fair market value of our common shares and the cash received upon early conversion over the U.S. holder's adjusted tax basis in our mandatory convertible preferred stock immediately prior to conversion. To the extent the amount of cash that the U.S. holder receives exceeds the gain realized, the excess amount will not be taxable to such U.S. holder but will reduce its adjusted tax basis in our common shares. A U.S. holder will not be permitted to recognize any loss realized by it upon conversion of mandatory convertible preferred stock into common shares.

     U.S. holders should be aware that the tax treatment described above in respect of the payments made in respect of future dividends is not entirely certain and may be challenged by the Internal Revenue Service (IRS) on grounds that the cash received attributable to future dividends represents a taxable dividend to the extent we have earnings and profits at the time of conversion because there has not been a meaningful reduction in the U.S. holder's equity interest in us. Under this characterization, the U.S. holder would be taxable on cash received on account of future dividends even if it realized a loss on its early conversion of our mandatory convertible preferred stock into our common shares.

ADJUSTMENT OF CONVERSION RATE

     The conversion rate of the mandatory convertible preferred stock is subject to adjustment under certain circumstances. Treasury Regulations promulgated under Section 305 of the Code would treat a U.S. holder of our mandatory convertible preferred stock as having received a constructive distribution includable in such U.S. holder's income in the manner described under "Dividends," above, if and to the extent that certain adjustments in the conversion rate increase the proportionate interest of a U.S. holder in our earnings and profits. For example, an increase in the conversion ratio to reflect a taxable dividend to holders of common shares will generally give rise to a deemed taxable dividend to the holders of mandatory convertible preferred stock to the extent of our current and accumulated earnings and profits, which may constitute (and cause other dividends to constitute) "extraordinary dividends" as described above. Thus, under certain circumstances, U.S. holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the U.S. holders of the mandatory convertible preferred stock, however, will generally not be considered to result in a constructive dividend distribution.

INFORMATION REPORTING AND BACKUP WITHHOLDING ON U.S. HOLDERS

     Certain U.S. holders may be subject to backup withholding with respect to the payment of dividends on our mandatory convertible preferred stock or common shares and to certain payments of proceeds on the sale or redemption of our mandatory convertible preferred stock unless such U.S. holders provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules.

     Any amount withheld under the backup withholding rules from a payment to a holder is allowable as a credit against such holder's U.S. federal income tax, which may entitle the holder to a refund, provided that the holder provides the required information to the IRS. Moreover, certain penalties may be imposed by the IRS on a holder who is required to furnish information but does not do so in the proper manner. Holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

                                NON-U.S. HOLDERS

     The discussion in this section is addressed to holders of our mandatory convertible preferred stock and common shares received in respect thereof that are non-U.S. holders. You are a non-U.S. holder if you are not a U.S. holder.

DIVIDENDS

     Generally, dividends (including any constructive distributions taxable as dividends and any cash paid upon an early conversion that is treated as a dividend) paid to a non-U.S. holder with respect to our mandatory convertible preferred stock or our common shares will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable tax treaty, unless the dividends are (i) effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and the non-U.S. holder provides the payor with a Form W-8ECI) and (ii) if a tax treaty applies, attributable to a U.S. permanent establishment or, in the case of an individual, a fixed base maintained by the non-U.S. holder. Dividends effectively connected with such trade or business, and, if a treaty applies, attributable to such permanent establishment, will generally be subject to U.S. federal income tax on a net basis at applicable individual or corporate rates. A non-U.S. holder that is a corporation may be subject to a "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on the deemed repatriation from the United States of its "effectively connected earnings and profits," subject to certain adjustments. Under applicable Treasury Regulations, a non-U.S. holder (including, in certain cases of non-U.S. holders that are entities, the owner or owners of such entities) will be required to satisfy certain certification requirements in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty.

DISPOSITIONS

     A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange or redemption of our mandatory convertible preferred stock or our common shares (including the deemed exchange that gives rise to a payment of cash in lieu of a fractional common share) so long as:

     - the gain is not effectively connected with a U.S. trade or business of the holder (and, if a tax treaty applies, the gain is not attributable to a U.S. permanent establishment or, in the case of an individual, a fixed base maintained by such non-U.S. holder); and

     - in the case of a nonresident alien individual, such holder is not present in the United States for 183 or more days in the taxable year of the sale or disposition and certain other conditions are met.

CONVERSION INTO COMMON SHARES

     As a general rule, a non-U.S. holder will not recognize any gain or loss in respect of the receipt of common shares upon the conversion of our mandatory convertible preferred stock.

INFORMATION REPORTING AND BACKUP WITHHOLDING ON NON-U.S. HOLDERS

     Payment of dividends (including constructive dividends), and the tax withheld with respect thereto, is subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty or withholding was not required because the dividends were effectively connected with a trade or business in the United States conducted by the non-U.S. holder. Copies of the information returns reporting such dividends and withholding may also be made available under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding will generally apply on payment of dividends to non-U.S. holders unless such non-U.S. holders furnish to the payor a Form W-8BEN (or other applicable form), or otherwise establish an exemption.

     Payment by a U.S. office of a broker of the proceeds of a sale of our mandatory convertible preferred stock or common shares is subject to both backup withholding and information reporting unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-

U.S. holder on Form W-8BEN, or otherwise establishes an exemption. Subject to exceptions, backup withholding and information reporting generally will not apply to a payment of proceeds from the sale of our mandatory convertible preferred stock or common shares if such sale is effected through a foreign office of a broker.

     Any amount withheld under the backup withholding rules from a payment to a holder is allowable as a credit against such holder's U.S. federal income tax, which may entitle the holder to a refund, provided that the holder provides the required information to the IRS. Moreover, certain penalties may be imposed by the IRS on a holder who is required to furnish information but does not do so in the proper manner. Holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

                                  UNDERWRITING

     We and Goldman, Sachs & Co., Banc of America Securities LLC and Citigroup Global Markets Inc., as representatives of the underwriters for the offering named below, have entered into an underwriting agreement with respect to the mandatory convertible preferred stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares of mandatory convertible preferred stock indicated in the following table.

                        Underwriters                          Number of Shares
                        ------------                          ----------------
Goldman, Sachs & Co. .......................................
Banc of America Securities LLC..............................
Citigroup Global Markets Inc. ..............................
Credit Suisse First Boston LLC..............................
Morgan Stanley & Co. Incorporated...........................
BNP Paribas Securities Corp. ...............................
BNY Capital Markets, Inc. ..................................
ING Financial Markets LLC...................................
Mellon Financial Markets, LLC...............................
The Williams Capital Group, L.P. ...........................
                                                                 ----------
Total.......................................................     25,000,000
                                                                 ==========

     The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 3,750,000 shares of mandatory convertible preferred stock from us to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 3,750,000 additional shares.

                              Paid by the Company

                                                              No Exercise   Full Exercise
                                                              -----------   -------------
Per Share...................................................     $              $
Total.......................................................     $              $

     Shares sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be
sold at a discount of up to $          per share from the initial price to
public. If all the shares are not sold at the initial price to public, the representatives may change the offering price and the other selling terms.

     Subject to some exceptions, including with respect to issuances or sales in connection with employee or director stock incentive or option plans, we have agreed with the underwriters, for a period of 90 days from the date of this prospectus supplement, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, any of our common shares, or any options or warrants to purchase any of our common shares, or any of our securities that are substantially similar to our common shares, including, but not limited to, any securities that are convertible into or exchangeable for, or that represent the right to receive, our common shares or any substantially similar securities, without the prior written consent of Goldman, Sachs & Co., Banc of America Securities LLC and Citigroup Global Markets Inc.

     In addition, subject to some exceptions, certain of our executive officers and directors have agreed with the underwriters, for a period of 90 days from the date of this prospectus supplement, not to (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any of our common shares, or any options or warrants to purchase any common shares, or any securities convertible into, exchangeable for or that represent the right to receive common shares, in each case, whether now beneficially owned or hereinafter acquired by the executive officer or director or (ii) enter into any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the shares of mandatory convertible preferred stock even if such shares would be disposed of by someone other than the executive officer or director, in each case, without the prior written consent of Goldman, Sachs & Co., Banc of America Securities LLC and Citigroup Global Markets Inc.

     In connection with the offering, the underwriters may purchase and sell shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of mandatory convertible preferred stock to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares of mandatory convertible preferred stock. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing mandatory convertible preferred stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of mandatory convertible preferred stock made by the underwriters in the open market prior to the completion of the offering.

     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of mandatory convertible preferred stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the mandatory convertible preferred stock. As a result, the price of the mandatory convertible preferred stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

     Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA"))
received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the company; and (iii) it has complied and will comply with all applicable provisions of the FSMA will respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

     The shares may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

     The shares may not be offered or sold by means of any document other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or under circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     This prospectus supplement and the accompanying prospectus have not been registered as prospectuses with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the shares to the public in Singapore.

     Each underwriter has acknowledged and agreed that the shares have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law.

     This prospectus supplement and the accompanying prospectus in electronic format may be made available on a website maintained by one or more of the representatives of the underwriters and may also be made available on a website maintained by the other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations.

     We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $2,000,000.

     We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are currently acting as our financial advisors, for which they are paid usual and customary fees. Goldman, Sachs & Co., Banc of America Securities LLC, Citigroup Global Markets Inc., Credit Suisse First Boston LLC, Morgan Stanley & Co. Incorporated, BNP Paribas Securities Corp., BNY Capital Markets, Inc., ING Financial

Markets LLC, Mellon Financial Markets, LLC and certain of their affiliates are lenders under, and receive customary fees and expenses in connection with, certain of our credit facilities, including the $1,250,000,000 credit agreement we entered into on May 19, 2004.

     In addition, the underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking or investment banking services for us, our subsidiaries or our affiliates for which they received or will receive customary fees and expenses.

                                 LEGAL MATTERS

     Lowenstein Sandler PC, Roseland, New Jersey, and Joseph J. LaRosa, Esq., our Vice President, Legal Affairs, are passing upon the validity of the issuance of the mandatory convertible preferred stock in this offering. As of August 3, 2004, Mr. LaRosa owned, directly and indirectly, 15,209 common shares and options to purchase 160,780 additional common shares, 16,480 deferred stock units which will vest over time, and 16,716.75 units under our Long-Term Performance Plan which will vest over time and are performance based. Lowenstein Sandler PC has from time to time provided legal services to us. Shearman & Sterling LLP, New York, New York, is passing upon various legal matters limited to matters related to New York law for the underwriters.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule incorporated in this prospectus supplement and the accompanying prospectus by reference from the Company's Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information for the periods ended March 31, 2004 and 2003 and June 30, 2004 and 2003 which is incorporated in this prospectus supplement and the accompanying prospectus by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in the Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Such information may also be inspected at The New York Stock Exchange, 20 Broad Street, New York, New York 10005. You can also find information about us by visiting our website at www.schering-plough.com. Information on our website does not form part of this prospectus supplement.

     The SEC allows us to incorporate by reference the information we file with it into this prospectus supplement, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede the previously filed information. In addition to the information incorporated by reference as described under the heading "Where You Can Find More Information" in the accompanying prospectus, we incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we complete our offering of the mandatory convertible preferred stock:

     - our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004;

     - our Current Reports on Form 8-K filed May 26, 2004, July 14, 2004, July 21, 2004, July 23, 2004, July 26, 2004 and July 30 2004.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Investor Relations
Schering-Plough Corporation
2000 Galloping Hill Road
Kenilworth, NJ 07033
Telephone: (908) 298-4000

                                   PROSPECTUS

                          SCHERING-PLOUGH CORPORATION

                                 $2,000,000,000

                                 COMMON SHARES
                                PREFERRED SHARES
                               DEPOSITARY SHARES
                             SENIOR DEBT SECURITIES
                          SUBORDINATED DEBT SECURITIES
                                    WARRANTS
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS
                             ----------------------

     The securities covered by this prospectus may be sold from time to time by SCHERING-PLOUGH CORPORATION. We may offer the securities independently or together in any combination, called "units," for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date.

     We will provide the specific terms and prices of these securities in supplements to this prospectus. The prospectus supplements may also add to, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest. IN PARTICULAR YOU SHOULD READ THE RISK FACTORS ON PAGE 5.

     THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

     Our common shares are traded on the New York Stock Exchange under the symbol "SGP." On May 10, 2004 the last reported sale price of our common shares as reported on the New York Stock Exchange was $16.18 per share.

     As used in this prospectus, the terms "Schering-Plough Corporation," "Schering-Plough," "we," "us," "our" and "the company" refer to Schering-Plough Corporation, unless the context clearly indicates otherwise.

                             ----------------------

     We may sell securities to or through underwriters, dealers or agents. For additional information on the method of sale, you should refer to the section entitled "Plan of Distribution." The names of any underwriters, dealers or agents involved in the sale of any securities and the specific manner in which they may be offered will be set forth in the prospectus supplement covering the sale of those securities.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                  THE DATE OF THIS PROSPECTUS IS MAY 11, 2004

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About This Prospectus.......................................    2
Where You Can Find More Information.........................    4
Forward-Looking Statements..................................    5
Risk Factors................................................    5
The Company.................................................    6
Ratio of Earnings to Fixed Charges..........................    7
Use of Proceeds.............................................    7
Description of Debt Securities..............................    7
Description of Capital Stock................................   15
Description of Depositary Shares............................   22
Description of Warrants.....................................   25
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................   26
Plan of Distribution........................................   27
Validity of Securities......................................   29
Experts.....................................................   29

                             ABOUT THIS PROSPECTUS

     The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of any securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents and that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference or such other date referred to in such document, regardless of the time of delivery of this prospectus or any sale or issuance of a security.

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC) using a "shelf" registration process. Under this shelf registration process, we may sell or issue, in one or more offerings up to a total amount of $2,000,000,000, our:

     - common shares;

     - preferred shares;

     - depositary shares;

     - debt securities, in one or more series, which may be senior debt securities or subordinated debt securities;

     - warrants;

     - stock purchase contracts;

     - stock purchase units; and

     - units consisting of any combination of these securities.

     This prospectus provides you with a general description of the securities we may offer. Each time we sell or issue securities, we will provide a prospectus supplement that will contain specific information about the terms of that specific offering of securities and the specific manner in which they may be offered. The prospectus supplement may also add to, update or change any of the information contained in this prospectus. The prospectus supplement may also contain information about any material federal income tax considerations relating to the securities described in the prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with the additional information described under "Where You Can Find More Information." THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

     This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under "Where You Can Find More Information."

     The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC website (www.sec.gov) or at the SEC offices mentioned under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Such information may also be inspected at The New York Stock Exchange, 20 Broad Street, New York, New York 10005. You can also find information about us by visiting our website at www.schering-plough.com. Information on our website does not form part of this prospectus.

     The SEC allows us to incorporate by reference the information we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we complete our offerings of the securities:

     - our Annual Report on Form 10-K, as amended by our Form 10-K/A, for the year ended December 31, 2003;

     - our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

     - our Current Report on Form 8-K dated January 26, 2004, February 19, 2004, March 15, 2004, April 22, 2004, and May 6, 2004;

     - the information provided under the headings: "Proposal One: Election of Directors -- Nominees for Director," "-- Directors Continuing in Office," "-- Directors' Compensation," "-- Certain Transactions," "Stock Ownership" and "Executive Compensation," as set forth in our definitive Proxy Statement on Schedule 14A on March 15, 2004;

     - the description of our common shares contained in Form 8-A filed on March 16, 1979, and any amendment or report filed for the purpose of updating such description; and

     - our description of the preferred stock purchase rights associated with our common shares, as set forth on Form 8-A filed on June 30, 1997 and Form 8-A/A filed on October 1, 1998.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Investor Relations
Schering-Plough Corporation
2000 Galloping Hill Road
Kenilworth, NJ 07033
Telephone: (908) 298-4000

                           FORWARD-LOOKING STATEMENTS

     This prospectus, the prospectus supplement, the documents incorporated by reference in this prospectus and other written reports and oral statements made from time to time by the company may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations or forecasts of future events. They use words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "project," "intend," "plan," "potential," "will," and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts.

     In particular, forward-looking statements include statements relating to future actions, ability to access the capital markets, prospective products, the status of product approvals, future performance or results of current and anticipated products, sales efforts, development programs, expenses and programs to reduce expenses, the cost of and savings from reductions in work force, the outcome of contingencies such as litigation and investigations, growth strategy and financial results.

     Any or all of our forward-looking statements here or in other publications may turn out to be wrong. Our actual results may vary materially from those anticipated in such forward-looking statements as a result of several factors, some of which are more fully described in the following "Risk Factor" section and in the accompanying prospectus supplement and our reports to the SEC incorporated by reference into this prospectus, and there are no guarantees about the performance of the company. The company does not assume the obligation to update any forward-looking statement for any reason.

                                  RISK FACTORS

     Our business faces significant risks. Before you invest in any of our securities, in addition to the other information in this prospectus and in the accompanying prospectus supplement, you should carefully consider the risks and uncertainties described in the accompanying prospectus supplement and our reports to the SEC incorporated by reference into this prospectus and the accompanying prospectus supplement, including the risks and uncertainties identified under the "Legal, Environmental and Regulatory Matters" footnote included in the financial statements, and under the captions "Executive Summary," "Additional Factors Influencing Operations," "Market Risk Disclosures," and "Cautionary Factors that May Affect Future Results" in the "Management's Discussion and Analysis of Financial Condition and Results of Operation" section, in each case, in our quarterly report on Form 10-Q for the quarter ended March 31, 2004 and in our subsequent reports to the SEC incorporated by reference into this prospectus and the accompanying prospectus supplement, as the same may be updated from time to time, and under the caption "Item 1. Business," in our annual report on Form 10-K for the year ended December 31, 2003 and in our subsequent reports to the SEC incorporated by reference into this prospectus and the accompanying prospectus supplement, as the same may be updated from time to time. These risks may not be the only risks we face. Additional risks that we do not yet know of or that we currently believe are immaterial or are based on assumptions that are later determined to be inaccurate also may impair our business. If any of the risks described in the accompanying prospectus supplement or our reports to the SEC actually occur, our business and operating results could be materially harmed. This could cause the value of the purchased securities to decline, and you may lose all or part of your investment.

                                  THE COMPANY

     As a worldwide, research-based pharmaceutical company, we and our subsidiaries are engaged in the discovery, development, manufacturing and marketing of new therapies and treatment programs that can improve people's health and extend their lives.

     Our and our subsidiaries' primary business involves prescription products in core product categories, including:

     - Allergy and respiratory;

     - Anti-infective and anticancer;

     - Cardiovasculars;

     - Dermatologicals; and

     - Central nervous system and other disorders.

     We, through various subsidiaries, also have a global animal health business and leading consumer brands of foot care, over-the-counter and sun care products.

     All references to "Schering-Plough Corporation," "Schering-Plough," "we," "us," "our" and "the company" in this prospectus refer to Schering-Plough Corporation, unless the context clearly indicates otherwise.

     Our principal executive offices are located at 2000 Galloping Hill Road, Kenilworth, NJ 07033, and our telephone number is (908) 298-4000. We were incorporated in New Jersey in 1970.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our consolidated ratio of earnings to fixed charges for the three months ended March 31, 2004 and for each of the fiscal years ended December 31, 1999 through 2003 is set forth below. For the purpose of computing these ratios, "earnings" consist of income (loss) before income taxes and equity income from our cholesterol joint venture with Merck & Co., Inc., plus fixed charges (other than capitalized interest) and distributed income from the joint venture. "Fixed charges" consist of interest expense, capitalized interest and one-third of rentals which we believe to be a reasonable estimate of the interest component within leases. The ratio was calculated by dividing the sum of the fixed charges into the sum of the earnings before taxes and fixed charges.

                                       (UNAUDITED)
                                       THREE MONTHS
                                          ENDED              YEAR ENDED DECEMBER 31,
                                        MARCH 31,     --------------------------------------
                                           2004        2003    2002    2001    2000    1999
                                       ------------   ------   -----   -----   -----   -----
Ratio of earnings to fixed charges...     (1.3)x*     0.4x**   33.2x   29.1x   37.1x   45.3x

---------------
* For the quarter ended March 31, 2004, earnings were insufficient to cover fixed charges by $140 million.

** For the year ended December 31, 2003, earnings were insufficient to cover fixed charges by $70 million.

                                  USE OF PROCEEDS

     Unless the applicable prospectus supplement indicates otherwise, we currently intend to use the net proceeds from any sale of the offered securities for general corporate purposes, which may include, among other things, refinancing of short-term debt or commercial paper, the funding of operating expenses, capital expenditures, licensing fees and milestone payments and the payment of settlement amounts, fines, penalties and other investigatory and litigation costs and expenses. We may temporarily invest funds that are not immediately needed for these general corporate purposes. If we intend to use the proceeds to repay outstanding debt, we will provide details about the debt that is being repaid in the applicable prospectus supplement.

                         DESCRIPTION OF DEBT SECURITIES

     This section contains a description of the general terms and provisions of the debt securities that may be offered by this prospectus. We may issue senior debt securities and subordinated debt securities. The debt securities will be issued in one or more series under an indenture to be entered into between us and The Bank of New York, as trustee. The indenture may be supplemented from time to time.

     This prospectus briefly outlines some of the indenture provisions. The following summary of the material provisions of the indenture is qualified in its entirety by the provisions of the indenture, including definitions of certain terms used in the indenture. Wherever we refer to particular sections or defined terms of the indenture, those sections or defined terms are incorporated by reference in this prospectus or prospectus supplement. You should review the indenture that is filed as an exhibit to the registration statement for additional information.

     In addition, the material specific financial, legal and other terms as well as federal income tax consequences particular to securities of each series will be described in the prospectus supplement relating to the securities of that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series.

GENERAL

     The indenture does not limit the amount of debt that we may issue under the indenture or otherwise. Under the indenture, we may issue the securities in one or more series with the same or various maturities, at par or a premium, or with original issue discount. We may also reopen a previous issue of securities and issue additional securities of the series.

     The debt securities covered by this prospectus will be our direct unsecured obligations. Senior debt securities will rank equally with our other unsecured and unsubordinated indebtedness. Subordinated debt securities will be unsecured and subordinated in right of payment to the prior payment in full of all of our unsecured and senior indebtedness. See "-- Subordination" below. Any of our secured indebtedness will rank ahead of the debt securities to the extent of the assets securing such indebtedness. Also, we conduct operations primarily through our subsidiaries and substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our cash flow and our ability to meet our obligations under the debt securities will be largely dependent on the earnings of our subsidiaries and the distribution or other payment of these earnings to us in the form of dividends or loans or advances and repayment of loans and advances from us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay the amounts which will be due on our debt securities or to make any funds available for payment of amounts which will be due on our debt securities. Because we are a holding company, our obligations under our debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries, including, for example, the interest rate swap contracts described in the discussion of cash management strategies in the "Liquidity and Financial Resources" section of the Annual Report on Form 10-K for the year ended December 31, 2003. Therefore, our rights, and the rights of our creditors, including the rights of the holders of the debt securities to participate in any distribution of assets of any of our subsidiaries, if such subsidiary were to be liquidated or reorganized, is subject to the prior claims of the subsidiary's creditors. To the extent that we may be a creditor with recognized claims against our subsidiaries, our claims will still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary that are senior to us.

     The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include, among other terms, some or all of the following, as applicable:

     - the title and type of the series of debt securities;

     - the total principal amount of the series of debt securities;

     - the percentage of the principal amount at which the series of debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

     - the date or dates on which the principal of the debt securities will be payable;

     - the interest rate or rates, if any, and/or the method of determining such interest rate or rates, if any, which the series of debt securities will bear;

     - the date or dates from which any interest will accrue, or the method of determining such date or dates, the interest payment date or dates for the series of debt securities and the regular record date for any interest payable on any interest payment date;

     - any optional or mandatory redemption periods;

     - any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the series of debt securities;

     - whether the series of debt securities will be denominated in, and whether the principal of and any premium and any interest on the series of debt securities will be payable in, U.S. dollars or any foreign currency, currency unit or composite currency;

     - any index or other special method we will use to determine the amount of principal or any premium or interest we will pay on the debt securities of the series;

     - whether the series of debt securities are to be issued in individual certificates to each holder or in the form of global securities held by a depositary on behalf of holders;

     - any addition to, or modification or deletion of, any event of default or any covenant specified in the indenture;

     - any special tax implications of the series of debt securities, including provisions for original issue discount securities, if offered;

     - any provisions for convertibility or exchangeability of the debt securities into or for any other securities;

     - whether the debt securities are subject to subordination and the terms of such subordination; and

     - any other specific terms of the series of debt securities.

     The prospectus supplement relating to a series of debt securities being offered pursuant to this prospectus will be attached to the front of this prospectus.

     We may in the future issue debt securities other than the debt securities described in this prospectus. There is no requirement that any other debt securities that we issue be issued under the indenture. Thus, any other debt securities that we may issue may be issued under other indentures or documentation containing provisions different from those included in the indenture or applicable to one or more issues of the debt securities described in this prospectus.

CONSOLIDATION, MERGER OR SALE

     Under the indenture, we have agreed not to consolidate with or merge into any other corporation or convey or transfer or lease substantially all of our properties and assets to any person, unless:

     - the person is a corporation or limited liability company organized and validly existing under the laws of the United States or any state thereof or the District of Columbia;

     - the successor corporation expressly assumes by a supplemental indenture the due and punctual payment of the principal of and any premium or any interest on all the debt securities and the performance of every covenant in the indenture that we would otherwise have to perform as if it were an original party to the indenture;

     - immediately after giving effect to the consolidation, merger, conveyance, transfer or lease, no default or event of default shall have occurred and be continuing; and

     - we deliver to the trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance, transfer or lease and the supplemental indenture comply with these provisions.

     The successor corporation will assume all our obligations under the indenture as if it were an original party to the indenture. After assuming the obligations, the successor corporation will have all our rights and powers under the indenture.

LIMITATIONS ON LIENS

     Subject to the exceptions described below and those described under the section of this prospectus captioned "Exempted Indebtedness" below, we may not, and may not permit any restricted subsidiary to, create any lien on any principal property or shares of capital stock of any restricted subsidiary without equally and ratably securing the debt securities. This restriction will not apply to permitted liens, including:

     - liens on principal property existing at the time of its acquisition or to secure the payment of all or part of the purchase price;

     - with respect to any series of debt securities, any lien existing on the date of issuance of the debt securities;

     - liens on property or shares of capital stock, or securing indebtedness, of any corporation existing at the time the corporation becomes a restricted subsidiary or is merged into us or into a restricted subsidiary;

     - liens which secure debt of a restricted security that is owed to us or to another subsidiary or our debt that is owed to a restricted subsidiary;

     - liens in connection with the issuance of certain tax-exempt industrial development or pollution control bonds or other similar bonds;

     - liens in favor of any customer arising in respect of payments made by or on behalf of a customer for goods produced for, or services rendered to, customers in the ordinary course of business not exceeding the amount of those payments;

     - any extension, renewal or replacement of any lien referred to in any of the previous paragraphs; and

     - statutory liens, liens for taxes or assessments or governmental charges or levies not yet due or delinquent or which can be paid without penalty or are being contested in good faith, landlord's liens on leased property, easements and other liens of a similar nature as those described above.

LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

     Subject to the exceptions described below and those described under the section of this prospectus captioned "Exempted Indebtedness," sale and leaseback transactions by us or any restricted subsidiary of any principal property are prohibited under capital leases (except for leases for a term, including any renewal thereof, of not more than three years and except for leases between us and a subsidiary or between subsidiaries) unless:

     - after giving effect to the application of proceeds from the sale and leaseback transaction, we or the restricted subsidiary could incur a mortgage on the property under the restrictions described above under the section of this prospectus captioned "Limitations on Liens" in an amount equal to the attributable debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities; or

     - we, within 120 days after the sale or transfer by us or any restricted subsidiary, apply to the retirement of our funded debt (which is defined as indebtedness for borrowed money having a maturity of, or by its terms extendible or renewable for, a period of more than 12 months after the date of determination of the amount) an amount equal to the greater of:

       (1) the net proceeds of the sale of the principal domestic property sold and leased under such arrangement; or

       (2) the fair market value of the principal domestic property sold and leased, subject to credits for certain voluntary retirements of funded debt.

EXEMPTED INDEBTEDNESS

     We or any restricted subsidiary may create or assume liens or enter into sale and leaseback transactions not otherwise permitted under the provisions regarding limitations on liens and sale and leaseback transactions described above, so long as at that time and immediately after giving effect to the lien or sale and leaseback transaction, the sum of our and our consolidated subsidiaries' aggregate outstanding indebtedness incurred after the date of the indenture and secured by the liens relating to principal properties plus that related to sale and leaseback transactions does not exceed 10% of consolidated net tangible assets.

CERTAIN DEFINITIONS

     The following are the meanings of terms that are important in understanding the covenants previously described:

     - "ATTRIBUTABLE DEBT" means the present value (discounted at a specified rate each year to be determined by the company to be appropriate and consistent with U.S. generally accepted accounting principles) of the obligations for rental payments required to be paid during the remaining term of any lease of more than 12 months.

     - "CONSOLIDATED NET TANGIBLE ASSETS" means the total assets of us and our consolidated subsidiaries as shown on or reflected in our most recent quarterly or annual, as applicable, balance sheet, less (1) all current liabilities, excluding current liabilities which could be classified as long-term debt under U.S. generally accepted accounting principles and current liabilities which are by their terms extendible or renewable at the obligor's option to a time more than 12 months after the time as of which the amount of current liabilities is being computed; (2) advances to entities accounted for on the equity method of accounting; and (3) intangible assets. In this context, "intangible assets" means the aggregate value, net of any applicable reserves, as shown on or reflected in our balance sheet, of (a) all trade names, trademarks, licenses, patents, copyrights and goodwill; (b) organizational and development costs; (c) deferred charges, other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized; and (d) unamortized debt discount and expense, less unamortized premium.

     - "PRINCIPAL PROPERTY" means any manufacturing facility having a gross book value in excess of 1% of consolidated net tangible assets that we or any restricted subsidiary owns and located within the United States, excluding its territories and possessions and Puerto Rico, other than any facility or portion of a facility which our board of directors reasonably determines is not material to the business conducted by us and our subsidiaries as a whole.

     - "RESTRICTED SUBSIDIARY" means any subsidiary (1) of which substantially all of the property of is located, and substantially all of the business is carried on, within the United States, excluding its territories and possessions and Puerto Rico; and (2) which owns or operates one or more principal properties (however, "restricted subsidiary" does not include subsidiaries primarily engaged in the business of a finance or insurance company and their branches).

     - "SUBSIDIARY" means each corporation of which more than 50% of the outstanding voting stock is owned, directly or indirectly, by us or one or more of our subsidiaries.

EVENTS OF DEFAULT

     When we use the term "event of default" in the indenture, here are some examples of what we mean. An event of default occurs if:

     - we fail to make the principal or any premium payment on any debt security when due;

     - we fail to pay interest on any debt security for 45 days after payment was due;

     - we fail to make any sinking fund payment when due;

     - we fail to perform any other covenant in the indenture and this failure continues for 90 days after we receive written notice of it; or

     - we or a court take certain actions relating to the bankruptcy, insolvency or reorganization of our company.

     The supplemental indenture or the form of security for a particular series of debt securities may include additional events of default or changes to the events of default described above. The events of default applicable to a particular series of debt securities will be discussed in the prospectus supplement relating to such series. A default under our other indebtedness will not be a default under the indenture for the debt securities covered by this prospectus, and a default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of debt securities of any default (except for defaults that involve our failure to pay principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

     If an event of default with respect to outstanding debt securities of any series occurs and is continuing, then the trustee or the holders of at least 25% in principal amount of outstanding debt securities of that series may declare, in a written notice, the principal amount (or specified amount) plus accrued and unpaid interest on all debt securities of that series to be immediately due and payable. At any time after a declaration of acceleration with respect to debt securities of any series has been made, the holders of a majority in principal amount (or specified amount) of the outstanding debt securities of that series, by written notice to us and the trustee, may rescind and annul such declaration and its consequences if:

     - we have paid or deposited with the trustee a sum sufficient to pay overdue interest and overdue principal other than the accelerated interest and principal; and

     - we have cured or the holders have waived all events of default, other than the non-payment of accelerated principal and interest with respect to debt securities of that series, as provided in the indenture.

     We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of the discount securities upon the occurrence of an event of default.

     If a default in the performance or breach of the indenture shall have occurred and be continuing, the holders of not less than a majority in principal amount of the outstanding securities of all series, by notice to the trustee, may waive any past event of default or its consequences under the indenture. However, an event of default cannot be waived with respect to any series of securities in the following two circumstances:

     - a failure to pay the principal of, and premium, if any, or interest on any security; or

     - a covenant or provision that cannot be modified or amended without the consent of each holder of outstanding securities of that series.

     Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount outstanding of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

     We are required to deliver to the trustee an annual statement as to our fulfillment of all of our obligations under the indenture.

MODIFICATION OF INDENTURE

     Under the indenture, our rights and obligations and the rights of the holders may be modified if the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification consent to it. However, no modification of the maturity date or principal or interest payment terms, no modification of the currency for payment, no impairment of the right to sue for the enforcement of payment at the maturity of the debt security, no modification of any conversion rights and no modification reducing the percentage required for modifications or modifying the foregoing requirements or reducing the percentage required to waive certain specified covenants is effective against any holder without its consent. In addition, no supplemental indenture shall adversely affect the rights of any holder of senior indebtedness with respect to subordination without the consent of such holder.

SUBORDINATION

     The extent to which a particular series of subordinated debt securities may be subordinated to our unsecured and unsubordinated indebtedness will be set forth in the prospectus supplement for any such series and the indenture may be modified by a supplemental indenture to reflect such subordination provisions.

PAYMENT AND TRANSFER

     We will pay principal, interest and any premium on fully registered securities at the place or places designated by us for such purposes. We will make payment to the persons in whose names the debt securities are registered on the close of business on the day or days specified by us. Any other payments will be made as set forth in the applicable prospectus supplement.

     Holders may transfer or exchange fully registered securities at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

GLOBAL SECURITIES

     We may issue the securities in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. We may issue the global securities in either registered or bearer form, in either temporary or permanent form.

     You may transfer or exchange certificated securities at any office we maintain for this purpose in accordance with the terms of the indenture. We will not charge a service fee for any transfer or exchange of certificated securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge we are required to pay in connection with a transfer or exchange.

     You may effect the transfer of certificated securities and the right to receive the principal, premium and interest on certificated securities only by surrendering the certificate representing those certificated securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

     We are not required to:

     - register, transfer or exchange securities of any series during a period beginning at the opening of business 15 days before the day we transmit a notice of redemption of securities of the series selected for redemption and ending at the close of business on the day of the transmission; or

     - register, transfer or exchange any security so selected for redemption in whole or in part, except the unredeemed portion of any security being redeemed in part.

     The applicable prospectus supplement will describe the specific terms of the depositary arrangement with respect to the applicable securities of that series. We anticipate that the following provisions will apply to all depositary arrangements.

     Once a global security is issued, the depositary will credit on its book-entry system the respective principal amounts of the individual securities represented by that global security to the accounts of institutions that have accounts with the depositary. These institutions are known as participants. The underwriters for the securities will designate the accounts to be credited. However, if we have offered or sold the securities either directly or through agents, we or the agents will designate the appropriate accounts to be credited.

     Ownership of beneficial interest in a global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interest in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary's participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of securities. Such limits and such laws may limit the market for beneficial interests in a global security.

     So long as the depositary for a global security, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner or holder of the securities represented by the global security for all purposes under the indenture. Except as provided in the applicable prospectus supplement, owners of beneficial interests in a global security:

     - will not be entitled to have securities represented by global securities registered in their names;

     - will not receive or be entitled to receive physical delivery of securities in definitive form; and

     - will not be considered owners or holders of these securities under the indenture.

     Payments of principal, any premium and interest on the individual securities registered in the name of the depositary or its nominee will be made to the depositary or its nominee as the holder of that global security. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a global security, or for maintaining, supervising or reviewing any records relating to beneficial ownership interests and each of us and the trustee may act or refrain from acting without liability on any information provided by the depositary.

     We expect that the depositary, after receiving any payment of principal, any premium or interest in respect of a global security, will immediately credit the accounts of the participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     Debt securities represented by a global security will be exchangeable for debt securities in definitive form of like tenor in authorized denominations only if the depositary notifies us that it is unwilling or unable to continue as the depositary and a successor depositary is not appointed by us within 90 days or we, in our discretion, determine not to require all of the debt securities of a series to be represented by a global security and notify the trustee of our decision.

DEFEASANCE

     When we use the term "defeasance," we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee sufficient cash or government securities to pay the principal, any premium, interest and any other sums due to the stated maturity date or a redemption date of the securities of a particular series, then at our option:

     - we will be discharged from our obligations with respect to the securities of such series; or

     - we will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain events of default will no longer apply to us.

     If this happens, the holders of the securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated securities. Such holders may look only to such deposited funds or obligations for payment.

     To exercise our defeasance option, we must deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the securities to recognize income, gain or loss for federal income tax purposes. We must also deliver any ruling to such effect received from or published by the United States Internal Revenue Service if we are discharged from our obligations with respect to the securities.

CONCERNING THE TRUSTEE

     The trustee, The Bank of New York, and certain of its affiliates have in the past and currently do provide banking, investment and other services to us, including acting as a lender under our revolving credit agreement, acting as trustee under the indenture, dated as of November 26, 2003, acting as a transfer agent for our common shares and providing cash management services, and may do so in the future as a part of its regular business.

                          DESCRIPTION OF CAPITAL STOCK

     This section contains a description of our capital stock and stockholder rights plan. The following summary of the terms of our capital stock and stockholder rights plan is not meant to be complete and is qualified by reference to our certificate of incorporation, as amended, our by-laws, as amended, and our stockholder rights plan, which are incorporated by reference as exhibits into the registration statement of which this prospectus is a part.

     As of March 31, 2004, our authorized capital stock consisted of: (i) 2,400,000,000 common shares, par value $0.50 per share, of which 1,471,856,132 were issued and outstanding, 557,830,245 were issued and held in treasury, and 72,000,000 were reserved for issuance under stock incentive plans; and (ii) 50,000,000 preferred shares, par value $1.00 per share, consisting of 1,500,000 shares designated as Series A Junior Participating Preferred Stock ("Series A preferred stock") and 48,500,000 shares whose designations have not yet been determined. As of March 31, 2004, no preferred shares were issued and outstanding.

COMMON SHARES

     Holders of our common shares, subject to any preferential rights of the holders of any preferred shares, are entitled to participate equally and ratably in dividends when and as declared by our board of directors. In the event of the liquidation or dissolution of Schering-Plough, holders of our common shares are entitled to share ratably in the remaining assets of Schering-Plough available for distribution, subject to prior or equal distribution rights of any holders of preferred shares. Record holders of common shares are entitled to one vote per share for the election of directors and upon all matters on which holders of common shares are entitled to vote. Holders of our common shares do not have cumulative voting rights. There are no preemptive or conversion rights applicable to our common shares. All outstanding shares of our common shares are fully paid and non-assessable.

     Each common share has attached thereto a right to purchase 1/200th of a share of our Series A preferred stock, par value $1.00 per share, at a price of $100 per 1/200th of a share of
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Series A preferred stock, subject to adjustment. For a description and terms of the Rights, see "-- Antitakeover Protections -- Rights Plan."

PREFERRED SHARES

     Our certificate of incorporation, as amended, provides that our board of directors is authorized to issue preferred shares from time to time in one or more series without stockholder approval. Subject to limitations prescribed by law and our certificate of incorporation, our board of directors may fix for any series of preferred shares the number of shares of such series and the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of such series. There are currently no preferred shares outstanding.

     Our certificate of incorporation provides that whenever we are in default as to accrued dividends on preferred shares in an amount equivalent to six quarterly dividends, the holders of preferred shares, voting separately as a class, will be entitled to elect two directors at the next annual or special meeting of our shareholders. The right of holders of preferred shares to elect two directors will continue until dividends in default on the preferred shares have been paid in full or declared and a sum sufficient for the payment thereof has been set aside. During any time that the holders of preferred shares, voting as a class, are entitled to elect two directors, as described in this paragraph, the holders of any series of preferred shares normally entitled to participate with the holders of the common shares in the election of directors shall not be entitled to participate with the holders of the common shares in the election of such directors.

     For any series of preferred shares that we may issue pursuant to this registration statement, our board of directors will determine and the prospectus supplement relating to such series will describe:

     - The designation and number of shares of such series;

     - The rate and time at which, and the preferences and conditions under which, any dividends will be paid on shares of such series, as well as whether such dividends are cumulative or non-cumulative and participating or non-participating;

     - Any provisions relating to convertibility or exchangeability of the shares of such series;

     - The rights and preferences, if any, of holders of shares of such series upon our liquidation, dissolution or winding up of our affairs;

     - The voting powers, if any, of the holders of shares of such series;

     - Any provisions relating to the redemption of the shares of such series;

     - Whether and upon what terms a sinking fund will be used to purchase or redeem the shares;

     - Any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;

     - Any conditions or restrictions on our ability to issue additional shares of such series or other securities;

     - Any other relative power, preferences and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof.

     When we issue preferred shares under this prospectus and any applicable prospectus supplement, the shares will be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

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SERIES A PREFERRED STOCK

     There are currently no shares of our Series A preferred stock, par value $1.00 per share outstanding. The issuance of Series A preferred stock is contingent on the satisfaction of certain conditions precedent as described in "-- Antitakeover Protections -- Rights Plan," below. The description of the Series A preferred stock reflects corresponding adjustments pursuant to the anti-dilution provisions of the Series A preferred stock.

     Holders of each share of Series A preferred stock will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share, but will be entitled to an aggregate dividend of 200 times the dividend declared per share of our common shares since the previous quarterly dividend payment. In the event of liquidation, the holders of Series A preferred stock will be entitled to a minimum preferential liquidation payment of $100 per share plus accrued and unpaid dividends, but will be entitled to an aggregate payment of 200 times the payment made per share of our common shares. Each share of Series A preferred stock will have 200 votes, voting together with the common shares. Finally, in the event of any merger, consolidation or other transaction in which our common shares are exchanged, each share of Series A preferred stock will be entitled to receive 200 times the amount received per share of common shares. These rights are protected by customary antidilution provisions. Series A preferred stock purchasable upon exercise of the Rights (as defined in "-- Antitakeover Protections -- Rights Plan" below) will not be redeemable.

     Because of the nature of the Series A preferred stock's dividend, liquidation and voting rights, the value of the 1/200th interest in a share of Series A preferred stock purchasable upon exercise of each Right should approximate the value of one of our common shares.

     If we are in default as to dividend payments or distributions on Series A preferred stock, we may not declare or pay dividends or make any other distributions on any shares of stock (i) ranking junior to the Series A preferred stock (including common shares) or (ii) ranking on a parity with Series A preferred stock, except for dividends paid ratably on the Series A preferred stock and the other shares of equal rank thereto; and we may not redeem, purchase or otherwise acquire for consideration any shares of stock (i) ranking junior to the Series A preferred stock, except that we may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of other junior stock, or (ii) on a parity with Series A preferred stock, except in accordance with a purchase offer made to all holders of such shares upon such terms as our board of directors shall determine in good faith will result in fair and equitable treatment among the respective series or classes being redeemed or repurchased.

     Our certificate of incorporation may not be amended in any manner which would materially alter or change the powers, preferences or special rights of Series A preferred stock so as to affect them adversely without the affirmative vote of the holders of at least 2/3rds of the outstanding Series A preferred stock, voting together as a single class.

ANTITAKEOVER PROTECTIONS

     The following discussion summarizes certain provisions of the New Jersey Business Corporation Act, as amended (the "NJBCA") and of our certificate of incorporation and by-laws, which may have the effect of prohibiting, raising the costs of, or otherwise impeding, a change of control of us, whether by merger, consolidation or sale of assets or stock (by tender offer or otherwise), or by other methods.

Classified Board of Directors

     Pursuant to our certificate of incorporation and by-laws, our board of directors is divided into three classes, and the directors are elected by classes to staggered three-year terms, so that one of the three classes of the directors will be elected at each annual meeting of our shareholders.

     Our certificate of incorporation and by-laws further require that any proposal to either remove a director during his term of office (other than pursuant to the rights, if any, of the holders of any series of preferred shares then outstanding) or amend our certificate of incorporation or by-laws with respect to, among other things, the classification, number, removal, and filling of vacancies, of directors be approved by the affirmative vote of the holders of not less than 80% of the voting power of all of the shares entitled to vote generally in the election of directors, voting together as a single class. Subject to the rights of the holders of any series of outstanding preferred shares, any vacancies in our board of directors may be filled by the remaining directors.

     The purpose of these provisions is to prevent directors from being removed from office prior to the expiration of their respective terms, thus protecting the safeguards inherent in the classified board structure unless dissatisfaction with the performance of one or more directors is widely shared by holders of our common shares. However, these provisions could also have the effect of increasing from one year to two or three years (depending upon the number of our common shares held) the amount of time required for an acquiror to obtain control of us by electing a majority of our board of directors and may also make the removal of incumbent management more difficult and discourage or render more difficult certain mergers, tender offers, proxy contests, or other potential takeover proposals. To the extent that these provisions have the effect of giving management more bargaining power in negotiations with a potential acquiror, they could result in management's using the bargaining power not only to try to negotiate a favorable price for an acquisition, but also to negotiate more favorable terms for management.

Limits on Shareholder Action by Written Consent; Special Meetings

     Our certificate of incorporation and by-laws provide that, subject to the rights of the holders of any series of preferred shares then outstanding, any action required or permitted to be taken by our shareholders must be effected at a duly called annual or special meeting of shareholders and may not be effected by any consent in writing by such shareholders unless all of the shareholders entitled to vote on the matter consent in writing. Our certificate of incorporation and by-laws also provide that, the affirmative vote of the holders of not less than 80% of the voting power of all of the shares entitled to vote generally in the election of directors, voting together as a single class, will be required to amend our certificate of incorporation or by-laws with respect to shareholder action by written consent.

     Except as otherwise provided by the NJBCA, under our by-laws, a special meeting of our shareholders may only be called by the Chairman of our board of directors, our company President or our board of directors and shall be held at such time and such place and for such purpose(s) as stated in the notice of the meeting. No business other than that stated in the notice of meeting may be transacted at any special meeting.

     The above provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Chairman of our board of directors, our company President or our board of directors.

Corporation's Best Interest

     Under the NJBCA, the director of a New Jersey corporation may consider, in discharging his or her duties to the corporation and in determining what he or she reasonably believes to be in the best interest of the corporation, any of the following (in addition to the effects of any action on shareholders): (i) the effects of the action on the corporation's employees, suppliers, creditors and customers, (ii) the effects of the action on the community in which the corporation operates, and (iii) the long-term as well as the short-term interest of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation. If, on the basis of any of the foregoing factors, the board of directors determines that any proposal or offer to acquire the corporation is not in the best interest of the corporation, it may reject such proposal or offer, in which event the board of directors will have no duty to remove any obstacles to, or refrain from impeding, such proposal or offer.

Required Vote for Authorization of Certain Actions; Anti-Greenmail Provisions

     Under the NJBCA, the consummation of a merger or consolidation of a New Jersey corporation organized subsequent to January 1, 1969, such as us, requires the approval of such corporation's board of directors and the affirmative vote of a majority of the votes cast by each of the holders of shares of the corporation entitled to vote thereon and any class or series entitled to vote thereon as a class, unless such corporation is the surviving corporation, and:
(i) such corporation's certificate of incorporation is not amended, (ii) the stockholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after the merger or consolidation, as the case may be, and (iii) the number of voting shares and participating shares outstanding after the merger will not exceed by more than 40% the total number of voting or participating shares of the surviving corporation immediately before the merger. Similarly, in the case of a New Jersey corporation organized subsequent to 1969, such as us, a sale of all or substantially all of a corporation's assets other than in the ordinary course of business, or a voluntary dissolution of a corporation, requires the approval of such corporation's board of directors and the affirmative vote of a majority of the votes cast by each of the holders of shares of the corporation entitled to vote thereon and any class or series entitled to vote thereon as a class.

     Our certificate of incorporation contains an "anti-greenmail" provision pursuant to which we or our subsidiaries may not purchase shares of voting stock from a 5% or greater shareholder at a per share price in excess of the market price unless (a) approved by the affirmative vote of the holders of the amount of voting power of the voting stock equal to the sum of the voting power of such 5% or greater shareholder and a majority of the voting power of the remaining outstanding shares of voting stock, voting together as a single class, or (b) the purchase is made pursuant to an offer made available to all holders of the same class of stock or an open market purchase.

Restrictions on Business Combinations with Certain Stockholders

     The NJBCA provides that no corporation organized under the laws of New Jersey with its principal executive offices or significant operations located in New Jersey (a "resident domestic corporation") may engage in any "business combination" (as defined in the NJBCA) with any interested stockholder (generally, a 10% or greater stockholder) of such corporation for a period of five years following such interested stockholder's stock acquisition, unless such business combination is approved by the board of directors of such corporation prior to the stock acquisition. A resident domestic corporation, such as us, cannot opt out of the foregoing provisions of the NJBCA.

     In addition, no resident domestic corporation may engage, at any time, in any business combination with any interested stockholder of such corporation other than: (i) a business combination approved by the board of directors of such corporation prior to the stock acquisition, (ii) a business combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by such interested stockholder at a meeting called for such purpose, or (iii) a business combination in which the interested stockholder pays a formula price designed to ensure that all other stockholders receive at least the highest price per share paid by such interested stockholder.

     In connection with business combinations with any ten percent stockholder, our certificate of incorporation contains provisions requiring the approval of at least 80% of the voting power of all of the then outstanding shares of capital stock of the corporation entitled to vote in the election of directors voting together as a single class; provided, however, that such higher vote requirements do not apply if the business combination (i) is approved by a majority of directors in office prior to the stock acquisition and not affiliated with the interested stockholders or by their successors

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

recommended by a majority of such unaffiliated, pre-stock-acquisition date directors, or (ii) meets certain fair price formulas set forth in our certificate of incorporation. Any amendments or repeal of the business combination provisions require the affirmative vote of the holders of 80% or more of the voting power of all of the shares entitled to vote, voting together as a single class.

Rights Plan

     On June 24, 1997, our board of directors declared a dividend of one preferred share purchase right (a "Right") for each of our common shares outstanding at the close of business on July 10, 1997 (the "Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from us 1/200th of a share of our Series A preferred stock, at a price of $100 per 1/200th of a share of Series A preferred stock (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement"), dated as of June 24, 1997, between us and The Bank of New York, as Rights Agent (the "Rights Agent"). This summary description of the Rights and the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, and the certificates of adjustments with respect thereto, each of which is incorporated by reference into this prospectus.

     Until the earlier to occur of: (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 20% or more of the outstanding common shares, or (ii) 10 business days (or such later date as may be determined by action of our board of directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding common shares (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of our common share certificates outstanding as of the Record Date, by such common share certificate with a copy of the summary of Rights attached thereto.

     The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with common shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new common share certificates issued after the Record Date upon transfer or new issuance of our common shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for our common shares outstanding as of the Record Date, even without such notation or a copy of the summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the common shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of our common shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on July 10, 2007 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by us, in each case, as described below.

     The Purchase Price payable, and the number of shares of Series A preferred stock, or other securities or property, issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution: (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, Series A preferred stock, (ii) upon the grant to holders of Series A preferred stock of certain rights or warrants to subscribe for or purchase Series A preferred stock at a price, or securities convertible into Series A preferred stock with a conversion price, less than the then-current market price of Series A preferred stock, or (iii) upon the distribution to holders of Series A preferred stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Series A preferred stock) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights and the number of 1/200ths of a share of Series A preferred stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of or a stock dividend on our common shares payable in our common shares or subdivisions, consolidations or combinations of our common shares occurring, in any such case, prior to the Distribution Date.

     In the event that we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of common shares having a market value of two times the exercise price of the Right.

     At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding common shares, our board of directors may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one common share, or 1/200th of a share of Series A preferred stock (or of a share of a class or series of our preferred shares having equivalent rights, preferences and privileges), per Right (subject to adjustment).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Series A preferred stock will be issued (other than fractions which are integral multiples of 1/100th of a share of Series A preferred stock, which may, at our election, be evidenced by depositary receipts) and in lieu thereof, a payment in cash will be made based on the market price of Series A preferred stock on the last trading day prior to the date of exercise.

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding common shares, our board of directors may redeem the Rights in whole, but not in part, at a price of $0.005 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as our board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The terms of the Rights may be amended by our board of directors without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of: (i) the sum of .001% and the largest percentage of the outstanding common shares then known to us to be beneficially owned by any person or group of affiliated or associated persons, and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

     Until a Right is exercised, the holder thereof, as such, will have no rights as one of our stockholders, including, without limitation, the right to vote or to receive dividends.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights
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

should not interfere with any merger or other business combination approved by our board of directors since the Rights may be redeemed by us at the Redemption Price prior to the time that a person or group has acquired beneficial ownership of 20% or more of our common shares.

                        DESCRIPTION OF DEPOSITARY SHARES

     We may elect to offer fractional shares of preferred shares rather than full shares of preferred shares. In that event, we will issue receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred shares.

     The shares of any series of preferred shares underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred shares underlying the depositary share, to all the rights and preferences of the preferred shares underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

     The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred shares underlying the depositary shares, in accordance with the terms of the offering. The following description of the material terms of the deposit agreement, the depositary shares and the depositary receipts is only a summary and you should refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares for more complete information.

     Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

     If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

WITHDRAWAL OF UNDERLYING PREFERRED SHARES

     Unless we say otherwise in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred shares and all money and other property represented by the related depositary shares. We will not issue any partial shares of preferred shares. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred shares, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to that holder.

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

REDEMPTION OF DEPOSITARY SHARES

     If a series of preferred shares represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of underlying stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of underlying stock. Whenever we redeem shares of underlying stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately or other equitable method, as may be determined by the depositary.

VOTING

     Upon receipt of notice of any meeting at which the holders of the underlying stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares underlying the preferred shares. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the underlying stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying stock represented by that holder's depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred shares underlying those depositary shares in accordance with those instructions, and we will agree to take all reasonable actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the underlying shares to the extent it does not receive specific instructions with respect to the depositary shares representing the preferred shares.

CONVERSION OR EXCHANGE OF PREFERRED SHARES

     If the deposited preferred shares are convertible into or exchangeable for other securities, the following will apply. The depositary shares, as such, will not be convertible into or exchangeable for such other securities. Rather, any holder of the depositary shares may surrender the related depositary receipts, together with any amounts payable by the holder in connection with the conversion or the exchange, to the depositary with written instructions to cause conversion or exchange of the preferred shares represented by the depositary shares into or for such other securities. If only some of the depositary shares are to be converted or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not to be converted or exchanged.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us upon not less than 60 days' notice whereupon the depositary shall deliver or make available to each holder of depositary shares, upon surrender of the depositary receipts held by such holder, the number of whole or fractional shares of preferred shares represented by such receipts. The deposit agreement will automatically terminate if (a) all outstanding depositary shares have been redeemed or converted into or exchanged for any other securities into or for which the underlying preferred shares are convertible or exchangeable or
(b) there has been a final distribution of the underlying stock in connection with our liquidation, dissolution or winding up and the underlying stock has been distributed to the holders of depositary receipts.

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

CHARGES OF DEPOSITARY

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with its duties in accordance with the deposit agreement. Holders of depositary receipts will pay transfer and other taxes and governmental and other charges, including a fee for any permitted withdrawal of shares of underlying stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

REPORTS

     The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying stock.

LIMITATION ON LIABILITY

     Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or underlying stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting underlying stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

     In the event the depositary receives conflicting claims, requests or instructions from any holders of depositary shares, on the one hand, and us, on the other, the depositary will act on our claims, requests or instructions.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                            DESCRIPTION OF WARRANTS

     The following is a general description of the terms of the warrants we may issue from time to time. This description is subject to the detailed provisions of a warrant agreement to be entered into between us and a warrant agent we select at the time of issue and the description in the prospectus supplement relating to the applicable series of warrants.

GENERAL

     We may issue warrants to purchase debt securities, preferred shares, depositary shares, common shares or any combination thereof. Such warrants may be issued independently or together with any such securities and may be attached or separate from such securities. We may issue each series of warrants under a separate warrant agreement to be entered into between a warrant agent and us. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

     A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

     - the title of such warrants;

     - the aggregate number of such warrants;

     - the price or prices at which such warrants will be issued;

     - the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

     - the designation and terms of the securities purchasable upon exercise of such warrants and the number of such securities issuable upon exercise of such warrants;

     - the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

     - the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

     - whether such warrants will be issued in registered form or bearer form;

     - if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

     - if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

     - if applicable, the date on and after which such warrants and the related securities will be separately transferable;

     - information with respect to book-entry procedures, if any;

     - if applicable, a discussion of certain U.S. federal income tax considerations; and

     - any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

AMENDMENTS AND SUPPLEMENTS TO WARRANT AGREEMENT

     We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

     The following is a general description of the terms of the stock purchase contracts and stock purchase units we may issue from time to time.

     The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. The description in the prospectus supplement will be qualified in its entirety by reference to (1) the stock purchase contracts, (2) the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and (3) if applicable, the prepaid stock purchase contracts and the document pursuant to which such prepaid stock purchase contracts will be issued.

STOCK PURCHASE CONTRACTS

     We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a fixed or varying number of common shares, preferred shares or depositary shares at a future date or dates. The consideration per share of common shares, preferred shares or depositary shares may be fixed at the time that the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events.

STOCK PURCHASE UNITS

     The stock purchase contracts may be issued separately or as a part of units ("stock purchase units"), consisting of a stock purchase contract and debt securities, preferred securities or debt or equity obligations of third parties, including U.S. Treasury securities, in each case securing holders' obligations to purchase common shares, preferred shares or depositary shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to holders of the stock purchase units, or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder's obligations under the original stock purchase contract. Any one or more of the above securities, common shares or the stock purchase contracts or other collateral may be pledged as security for the holders' obligations to purchase or sell, as the case may be, the common shares, preferred shares or depositary shares under the stock purchase contracts. The stock purchase contracts may also allow the holders, under certain circumstances, to obtain the release of the security for their obligations under such contracts by depositing with the collateral agent as substitute collateral, treasury securities with a principal amount at maturity equal to the collateral so released or the maximum number of shares deliverable by such holders under stock purchase contracts requiring the holders to sell common shares, preferred shares or depositary shares to us.

                              PLAN OF DISTRIBUTION

     We may sell the securities covered by this prospectus in any of three ways (or in any combination):

     - through underwriters, dealers or remarketing firms;

     - directly to one or more purchasers, including to a limited number of institutional purchasers; or

     - through agents.

     Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Any discounts or commissions received by an underwriter, dealer, remarketing firm or agent on the sale or resale of securities may be considered by the SEC to be underwriting discounts and commissions under the Securities Act.

     In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

     The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include among other things:

     - the type of and terms of the securities offered;

     - the price of the securities;

     - the proceeds to us from the sale of the securities;

     - the names of the securities exchanges, if any, on which the securities are listed;

     - the name of any underwriters, dealers, remarketing firms or agents and the amount of securities underwritten or purchased by each of them;

     - any over-allotment options under which underwriters may purchase additional securities from us;

     - any underwriting discounts, agency fees or other compensation to underwriters or agents; and

     - any discounts or concessions which may be allowed or reallowed or paid to dealers.

     If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in the applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If dealers acting as principals are used in the sale of any securities, such securities will be acquired by the dealers, as principals, and may be resold from time to time in one or more transactions at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement with respect to the securities being offered.

     Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the "remarketing firms," acting as principals for their own accounts or as our agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act in connection with the securities remarketed thereby.

     The securities may be sold directly by us or through agents designated by us from time to time. In the case of securities sold directly by us, no underwriters or agents would be involved. Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by us to such agents, will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

GENERAL

     We may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities to which this prospectus and the applicable prospectus supplement relates from us at the public offering price set forth in the applicable prospectus supplement, plus, if applicable, accrued interest, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of such contracts.

     Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution to payments they may be required to make in respect thereof. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of business.

     Unless otherwise indicated in the applicable prospectus supplement, all securities offered by this prospectus, other than our common shares, which are listed on the New York Stock Exchange, will be new issues with no established trading market. We may elect to list any series of securities on an exchange, and in the case of our common shares, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. In addition, underwriters will not be obligated to make a market in any securities. No assurance can be given regarding the activity of trading in, or liquidity of, any securities.

     Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

                             VALIDITY OF SECURITIES

     Unless otherwise indicated in a supplement to this prospectus, Lowenstein Sandler PC, Roseland, New Jersey, and Joseph J. LaRosa, Esq., our Vice President, Legal Affairs, will pass upon the validity of the securities for us. As of May 6, 2004, Mr. LaRosa owned, directly and indirectly, 15,209 common shares and options to purchase 160,780 additional common shares, 16,480 deferred stock units which will vest over time, and 16,661.01 units under our Long-Term Performance Plan which will vest over time and are performance based. Lowenstein Sandler PC has from time to time provided legal services to us.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information for the periods ended March 31, 2004 and 2003 which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

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                               25,000,000 Shares
                          SCHERING-PLOUGH CORPORATION
                            % Mandatory Convertible
                                Preferred Stock
                             ----------------------

                             (SCHERING-PLOUGH LOGO)

                             ----------------------
                              GOLDMAN, SACHS & CO.

                                BANC OF AMERICA
                                 SECURITIES LLC

                                   CITIGROUP

                              CREDIT SUISSE FIRST
                                     BOSTON

                                 MORGAN STANLEY

                                  BNP PARIBAS

                           BNY CAPITAL MARKETS, INC.

                             ING FINANCIAL MARKETS

                                MELLON FINANCIAL
                                  MARKETS, LLC

                              THE WILLIAMS CAPITAL
                                  GROUP, L.P.
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